UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Apogee Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 8, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Apogee Enterprises, Inc. to be held at Apogee’s headquarters, 4400 West 78th Street, Suite 520, Minneapolis, Minnesota, commencing at 9:30 a.m. Central Daylight Time on Thursday, June 25, 2015. The Corporate Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. A valid government-issued picture identification and proof of stock ownership may be required to be presented in order to attend the meeting. If you hold stock through a broker, bank, trust or other nominee, you may be required to present a copy of a statement reflecting your stock ownership as of the record date.

Even if you plan to attend the meeting, we urge you to vote your shares by either Internet or mail as promptly as possible so your shares will be represented at the annual meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on the two ways to vote your shares can be found on the enclosed proxy form. Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time (10:59 p.m. Central Daylight Time) on June 24, 2015. If you attend the meeting in person and you are a shareholder of record, you may at that time revoke any proxy previously given and vote in person, if desired.

Sincerely,

Joseph F. Puishys	Bernard P. Aldrich
Chief Executive Officer	Chair of the Board of Directors

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

The 2015 Annual Meeting of Shareholders of Apogee Enterprises, Inc. will be held as follows:

The purpose of the annual meeting is to consider and take action on the following:

1.	Election of three Class II directors for three-year terms ending in the year 2018;

2.	Advisory approval of Apogee’s executive compensation;

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2016; and

4.	Transaction of such other business as may properly be brought before the meeting.

The Board of Directors has fixed May 4, 2015 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting. There were 29,193,611 shares of our common stock issued and outstanding as of the record date and, therefore eligible to vote at the annual meeting.

We have sent our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2015 proxy statement and our fiscal 2015 Annual Report to Shareholders online. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive a printed copy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 25, 2015: Our 2015 Proxy Statement and our Fiscal 2015 Annual Report to Shareholders are available at www.proxyvote.com.

By Order of the Board of Directors,

Patricia A. Beithon General Counsel and Corporate Secretary

Minneapolis, Minnesota

May 8, 2015

i

ii

PROXY STATEMENT 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 25, 2015

The Board of Directors of Apogee Enterprises, Inc. (“Apogee” or the “Company”) is soliciting proxies for use at our annual meeting of shareholders to be held on Thursday, June 25, 2015, and at any adjournment of the meeting. We are first making the proxy statement and form proxy card and voting instructions available to our shareholders on or about May 14, 2015.

PROXY STATEMENT SUMMARY

Below are highlights of some of the information contained in this proxy statement. These highlights are only a summary. Please review the complete proxy statement and fiscal 2015 Annual Report to Shareholders before you vote.

ANNUAL MEETING OF SHAREHOLDERS

Date and time:	Thursday, June 25, 2015 at 9:30 a.m. Central Daylight Time

Place:	Apogee’s headquarters at 4400 West 78th Street, Suite 520, Minneapolis, Minnesota

Record date:	Monday, May 4, 2015

Voting:

You may vote at the meeting if you were a shareholder of record at the close of business on May 4, 2015. If you are a shareholder of record, you can give a proxy to be voted at the meeting in either of the following ways:

• electronically via the Internet by following the “Vote by Internet” instructions on the Notice or on the proxy card, if you received paper copies of our proxy materials; or

• by completing, signing and mailing the proxy card.

Internet voting facilities for shareholders of record will be available until 11:59 p.m. EDT (10:59 p.m. CDT) on June 24, 2015.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or our other plans, please refer to voting instructions on page 64.

(See pages 63 - 65 for more information on voting).

PROPOSAL 1 – ELECTION OF DIRECTORS (See pages 7 - 11 for more information.)

You are being asked to elect three directors. Our Board of Directors is currently composed of nine directors and divided into three classes. The Class II directors are standing for election for a three-year term at our 2015 Annual Meeting of Shareholders. The term of office for these Class II directors will expire at our annual meeting in 2018 or when their successors are duly elected and qualified. All of our directors, other than Mr. Puishys, are independent under NASDAQ rules.

Vote required: Each director is elected by a plurality of the votes cast. However, if a majority of our shares that are voted at our annual meeting are “withheld” from a certain nominee’s election, such nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for consideration. See “Director Election Vote Standard” on page 14 of this proxy statement for more information.

Information about our director nominees:

Name	Age	Occupation	Director Since	Independent?
Bernard P. Aldrich	65	Retired CEO & President of Rimage (now Qumu Corporation)	1999	Yes
John T. Manning	66	Retired Vice Chair & Audit Partner of BDO Seidman LLP (now BDO USA, LLP)	2005	Yes
Joseph F. Puishys	56	CEO & President of Apogee	2011	No

The Board of Directors recommends a vote FOR election of each of the nominees.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION (See pages 57 - 58 for more information.)

The Company provides shareholders with an annual advisory (non-binding) vote on our executive compensation program (“Say on Pay Proposal”).

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (See pages 59 - 61 for more information.)

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2016, subject to a satisfactory performance evaluation on our fiscal 2015 audit. Deloitte & Touche LLP has acted as our independent registered public accounting firm since fiscal 2003.

The Board of Directors recommends a vote FOR this proposal.

FISCAL 2015 PERFORMANCE HIGHLIGHTS (See pages 22 - 24 for more information.)

•	We grew revenues 21% over the prior year.

•	Operating income was up 58% over the prior year.

•	Operating margin increased 160 basis points to 6.8%.

•

Earnings per share increased 81% over the prior year to $1.72 per share and adjusted earnings per share, excluding the $0.22 per share impact of a tax credit, increased 58% over the prior year to $1.50 per share.

•	We delivered total shareholder returns of 37%.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS (See pages 21 - 56 for more information.)

•

We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans. See further discussion and detail in “Target Compensation Mix.”

•

We disclose and discuss our performance against the performance metrics for our fiscal 2015 annual cash incentive and Chief Executive Officer performance-based retention incentives as described in “Fiscal 2015 Annual Cash Incentive Payouts” and “Chief Executive Officer Performance-Based Retention Incentive,” respectively.

•	We deliver a significant portion of potential total compensation to our executive officers in the form of equity as described in “Target Compensation Mix.”

•	We have stock ownership guidelines for our executive officers as described in “Executive Stock Ownership Guidelines.”

•	We have a “clawback” policy that applies to executive performance-based incentive compensation awards as described in “Clawback Policy.”

•	We have a hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities as described in “Hedging Policy.”

•	We provide minimal perquisites to our executive officers as described in footnote 4 to the “Summary Compensation Table.”

•	Our stock incentive plan prohibits re-pricing of stock options.

•	Our “double-trigger” change-in-control agreements do not provide for any excise tax “gross-ups” and we do not provide any tax “gross-ups” on any other benefits for our executive officers.

FISCAL 2015 COMPENSATION ACTIONS (See page 28 and pages 32 - 39 for more information.)

•

The fiscal 2015 base salary increase for our Chief Executive Officer was 14.9% to help bring his salary in line with competitive market practices. The fiscal 2015 base salary increases for our Other Named Executive Officers ranged from 2.5% to 4.5% as described in “Base Salary.”

•	The fiscal 2015 annual cash incentives for our Named Executive Officers paid out at an average of 178.67% of target as described in “Fiscal 2015 Annual Cash Incentive Payouts.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock outstanding as of May 4, 2015, the record date for our 2015 Annual Meeting of Shareholders, by persons known to us to own more than 5% of our common stock. Unless otherwise indicated, the named holders have sole voting and investment power with respect to the shares beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	% of Common Stock Outstanding
BlackRock, Inc.(1)	2,539,823	8.7
The Vanguard Group, Inc.(2)	1,899,757	6.5
Franklin Resources, Inc.(3)	1,765,724	6.0

(1)

We have relied upon the information provided by BlackRock, Inc. in a Schedule 13G/A reporting information as of December 31, 2014. The Schedule 13G/A was filed by BlackRock, Inc. in its capacity as a parent holding company or control person and indicates that BlackRock, Inc. has sole investment power over 2,539,823 shares and sole voting power over 2,461,377 shares. BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(2)

We have relied upon the information provided by The Vanguard Group, Inc., an investment advisor (“Vanguard”), in a Schedule 13G/A reporting information as of December 31, 2014. Of the shares reported, Vanguard has sole investment power over 1,860,395 shares, shared investment power over 39,362 shares, and sole voting power over 41,662 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, serving as an investment manager of collective trust accounts, is the beneficial owner of 39,362 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, serving as investment manager of Australian investment offerings, is the beneficial owner of 2,300 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)

We have relied upon the information provided by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC, an investment advisor (“Franklin”), in a jointly filed Schedule 13G/A reporting information as of December 31, 2014. Direct or indirect subsidiaries of FRI serve as investment managers of one or more open-end or closed-end investment companies or other managed accounts that hold the shares of our common stock in the ordinary course of business. In their capacity as investment managers, the subsidiaries of Franklin exercise sole investment discretion over the securities covered by an investment management agreement. Franklin Advisory Services, LLC has sole investment power over 1,765,724 shares and sole voting power over 1,625,311 shares, in the aggregate, held as of December 31, 2014. Charles B. Johnson and Rupert H. Johnson, Jr., each of whom owns in excess of 10% of the outstanding common stock of FRI, may be deemed to be the beneficial owners of securities held by entities advised by FRI subsidiaries. Franklin, FRI subsidiaries, Charles B. Johnson and Rupert H. Johnson, Jr. each disclaim beneficial ownership of the shares of our common stock. The filing persons and each of the investment management subsidiaries believe that they are not a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). The address for FRI is One Franklin Parkway, San Mateo, CA 94403.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of May 4, 2015, the record date for our 2015 Annual Meeting of Shareholders, by each of our directors, each of our executive officers named in the Summary Compensation Table (our “Named Executive Officers”) and by all of our directors and executive officers as a group.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares of Common Stock Held (#)(1)(2)		Shares Underlying Options Exercisable Within 60 Days (#)(3)	Total Beneficial Ownership (#)		% of Common Stock Outstanding	Phantom Stock (#)(4)	Total Stock- Based Ownership (#)(5)

Non-Employee Directors

Bernard P. Aldrich	26,542		16,072	42,614		*	46,927	89,541

Jerome L. Davis	21,773		16,072	37,845		*	34,097	71,942

Sara L. Hays	22,819	(6)	3,000	25,819	(6)	*	21,097	46,916	(6)

John T. Manning	29,641	(7)	—	29,641	(7)	*	—	29,641	(7)

Robert J. Marzec	26,144	(8)	20,383	46,527	(8)	*	11,321	57,848	(8)

Donald A. Nolan	5,326		—	5,326		*	3,150	8,476

Richard V. Reynolds	26,162		—	26,162		*	24,045	50,207

David E. Weiss	14,729		16,072	30,801		*	—	30,801

Named Executive Officers

Joseph F. Puishys	242,449		300,341	542,790		1.8	—	542,790

James S. Porter	128,273		—	128,273		*	—	128,273

Patricia A. Beithon	196,447		—	196,447		*	—	196,447

John A. Klein	15,644		—	15,644		*	—	15,644

Gary R. Johnson	36,661		—	36,661		*	—	36,661

All directors and executive officers as a group (13 persons)	792,610		371,940	1,164,550		3.9	140,637	1,305,187

*	Indicates less than 1%.

(1)

Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge. For our non-employee directors, the number indicated includes shares of restricted stock issued to the named individual pursuant to our 2009 Non-Employee Director Stock Incentive Plan, as amended (2014) (the “Director Stock Plan”). For our executive officers, the number of shares indicated includes shares issued to the named individual pursuant to our 2009 Stock Incentive Plan, as amended (2011) (the “Stock Incentive Plan”), our Employee Stock Purchase Plan and our 401(k) Retirement Plan.

(2)

Includes the following shares of restricted stock issued pursuant to our Director Stock Plan: 5,766 shares for each of Messrs. Aldrich, Davis, Manning, Marzec, Reynolds and Weiss and Ms. Hays; 4,285 shares for Mr. Nolan; and 44,647 shares for all executive officers and directors as a group. All shares of restricted stock held pursuant to our Director Stock Plan are subject to future vesting conditions and holders of such shares have no investment power over such shares.

Includes the following shares issued to our Named Executive Officers pursuant to our Stock Incentive Plan:

Named Executive Officers	Shares of Restricted Stock
Joseph F. Puishys	106,067
James S. Porter	11,086
Patricia A. Beithon	8,117
John A. Klein	4,102
Gary R. Johnson	3,425
All directors and executive officers as a group (13 persons)	132,797

All shares of restricted stock held pursuant to our Stock Incentive Plan are subject to future vesting conditions and the holders of such shares have no investment power over such shares.

(3)	Includes shares underlying stock options exercisable currently or within 60 days of May 4, 2015.

(4)

Includes phantom stock units, each representing the value of one share of our common stock, that are attributable to accounts in our Director Deferred Compensation Plan, which is described under the heading “Director Deferred Compensation Plan” on page 19.

(5)	The amounts in this column are derived by adding the amounts in the “Total Beneficial Ownership” and the “Phantom Stock” columns of the table.

(6)	Includes shares held by a revocable trust for which Ms. Hays serves as trustee.

(7)	Includes 1,000 shares held by Mr. Manning’s wife.

(8)	Includes 500 shares held by Mr. Marzec’s son.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on our review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors and executive officers complied with all Section 16(a) filing requirements for the fiscal year ended February 28, 2015, except for one late filing by Mr. Puishys in connection with the vesting of shares of restricted stock on August 22, 2014.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that our Board of Directors will be divided into three classes of directors of as nearly equal size as possible and the term of each class of directors is three years. Our articles further provide that the total number of directors will be determined exclusively by our Board of Directors. The term of one class expires each year in rotation. At our 2015 Annual Meeting of Shareholders, the terms of our three Class II directors will expire. Currently, we have nine directors, with two directors serving in Class I and four directors serving in Class III.

Bernard P. Aldrich, John T. Manning and Joseph F. Puishys have been nominated for re-election to our Board as Class II directors. The Class II directors elected at our 2015 Annual Meeting of Shareholders will serve until our Annual Meeting of Shareholders in 2018, or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.

We have no reason to expect that any of the nominees will fail to be a candidate at our 2015 Annual Meeting of Shareholders and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director, proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

Our Board of Directors recommends that you vote FOR the three Class II nominees for director. Unless authority for one or more of the nominees is withheld, proxies will be voted FOR the election of each of Messrs. Aldrich, Manning and Puishys as Class II directors for a three-year term expiring at our 2018 Annual Meeting of Shareholders.

The nominees for election as directors and the directors whose terms of office will continue after the annual meeting have provided information about themselves in the following section. All of our directors possess the minimum qualities and skills described under “Criteria for Membership on Our Board of Directors” on page 14.

Nominees – Class II Director for Term Expiring in 2018

BACKGROUND

Bernard P. Aldrich - Retired Chief Executive Officer and President of Rimage Corporation (now Qumu Corporation), a publicly-held designer and manufacturer of on-demand publishing and duplicating systems for CD and DVD - recordable media.

Mr. Aldrich retired as Chief Executive Officer and President and a director of Rimage Corporation in 2009, after 12 years of service in those capacities. Prior to joining Rimage Corporation in 1997, he served as President of several manufacturing companies controlled by Activar, Inc., an industrial plastics and construction supply company, from 1995 to 1996. Mr. Aldrich served as President of Colwell Industries, a company that designs, manufactures and distributes color merchandising tools, from 1992 to 1994 and as Chief Financial Officer of Advance Machine Co., a manufacturer and supplier of equipment for the commercial floor care industry, from 1973 to 1991.

Bernard P. Aldrich

Age 65	QUALIFICATIONS
Non-Executive Chair of the Board since 2011 Director since 1999

Mr. Aldrich has 13 years of public company operational experience, eight years of private company operational experience and 18 years of private company financial management experience. In addition to leading companies, he has a background and expertise in manufacturing operations, financial management, global markets, executive compensation, leadership development and corporate governance. Mr. Aldrich also has experience leading a public company board and serving on private company boards.

OTHER PUBLIC COMPANY BOARDS

Committees	Current	Past 5 Years
• None	None	None

Nominees – Class II Directors for Term Expiring in 2018

BACKGROUND

John T. Manning - Retired Vice Chairman and Audit Partner of BDO Seidman LLP (now BDO USA, LLP), the U.S. member firm of BDO International Limited, an international public accounting firm.

Mr. Manning retired from BDO Seidman LLP in 2000 after 27 years of service. During his tenure with BDO Seidman LLP (and its affiliate, BDO International Limited), he worked in various management positions for 12 years, including Vice Chairman from 1995 to 1999, Managing Partner of the Richmond, Virginia office from 1990 to 1991, and various management positions in the international headquarters in Brussels, Belgium from 1992 to 1995. Prior to moving into management with BDO Seidman LLP, Mr. Manning spent 15 years providing auditing services to BDO Seidman LLP’s clients.

John T. Manning

Age 66	QUALIFICATIONS
Director since 2005 Committees • Audit • Nominating and Corporate Governance

Mr. Manning has extensive public accounting, auditing and management experience. For over 15 years, he held leadership positions at BDO Seidman LLP and BDO International Limited with responsibilities for domestic and global strategy development and execution. He also led BDO Seidman LLP’s enterprise risk management program for over five years. During his tenure at BDO Seidman LLP, he gained broad knowledge of many different industries, including a specialty in the commercial construction industry, and experience working with public, private and not-for-profit boards. Mr. Manning has background and expertise in financial management, strategic planning, information technology, leadership development, risk assessment and mitigation, human resources and international operations. Mr. Manning also has experience serving on public and private company boards.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	None	None

BACKGROUND

Joseph F. Puishys - Our Chief Executive Officer and President.

Prior to joining our Company, Mr. Puishys served in various leadership positions at Honeywell International, Inc., a Fortune 100 diversified technology and manufacturing company, for over 32 years. He served as President of Honeywell Environment & Combustion Controls from 2008 to 2011; President of Honeywell Building Solutions from 2005 to 2008; President of Honeywell Building Solutions, America from 2004 to 2005; President of Bendix Friction Materials from 2002 to 2004; Vice President and General Manager of Garrett Engine Boosting Systems from 2000 to 2002; Vice President and General Manager, Aftermarket, Allied Signal Turbocharging Systems from 1996 to 2000; Vice President, Logistics, Allied Signal Automotive Products Group from 1992 to 1996; and various accounting and financial positions from 1979 to 1992.

Joseph F. Puishys

Age 56	QUALIFICATIONS
Director since 2011

Mr. Puishys brings to our Board 32 years of experience at a Fortune 100 company and extensive expertise and insight in the areas of the commercial building and construction industry, global markets, sales and operations, business building, mergers and acquisitions, operational excellence, leadership development and financial management.

Committees	OTHER PUBLIC COMPANY BOARDS
• None	Current	Past 5 Years
	Arctic Cat Inc.	None

Class III Directors – Term Expiring in 2016

BACKGROUND

Jerome L. Davis – Executive Vice President and Chief Revenue Officer of the Metropolitan Washington Airports Authority in Washington, D.C., which manages and operates Ronald Reagan National and Dulles International Airports.

Mr. Davis was President of Jerome L. Davis & Associates, LLC, a consulting firm focusing on executive coaching and leadership development, from 2006 until August 2014. He previously served as Corporate Vice President of Food and Retail for Waste Management, Inc., the leading provider of integrated environmental solutions in North America, from January 2010 to June 2012.

Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from July 2003 to October 2005. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President of Sales and Corporate Officer for Maytag’s Appliances Division from March 1998 to September 1999. From March 1992 to February 1998, Mr. Davis was Vice President of National Accounts and Area Vice President for Frito Lay, a global food company. Mr. Davis also held various sales and marketing positions with Proctor & Gamble, a global consumer products company, from 1977 to 1992.

QUALIFICATIONS

Mr. Davis brings to our Board more than 35 years of experience in Fortune 500 companies and extensive expertise and insight in the areas of marketing and sales, strategy development, international business, leadership development, succession planning, real estate development, executive compensation and information technology. His role on another public company board provides him with public company board and corporate governance experience.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	GameStop Corp.	None

BACKGROUND

Principal of SLH Advisors, a privately-held project management and consulting services firm, since May 2011. Ms. Hays served as Managing Director, Operations and General Counsel and member of the Executive and Investment Committees of Wrightwood Capital LLC (now part of Ares Management LLC), a real estate finance and investment company, from April 2005 through April 2011. Prior to joining Wrightwood Capital LLC, she spent over 10 years at Hyatt Hotels, a global hospitality company, initially as Development Counsel, structuring and negotiating management, venture, development and finance agreements, and ultimately serving as Senior Vice President and General Counsel and a member of Hyatt Hotels’ Managing Committee responsible for managing the legal risks associated with Hyatt Hotels’ worldwide operations, transactions and owned assets. Before joining Hyatt Hotels, Ms. Hays was an associate practicing commercial real estate law with the Chicago law firm of Coffield Ungaretti & Harris (now Ungaretti & Harris) from 1989 to 1994. Ms. Hays holds an MBA from Kellogg School of Management and a JD from Northwestern University School of Law.

Sarah L. Hays

Age 50	QUALIFICATIONS
Director since 2005 Committees • Nominating and Corporate Governance (Chair)

Ms. Hays has over 25 years of experience as a strategic business partner and counsel to senior executives and board members in the commercial real estate, finance and hospitality industries with particular expertise in the areas of operations and strategic planning, complex transactions, including acquisitions, debt and equity structuring and workouts, fund formation and management, legal and risk management, investor relations and corporate governance. Ms. Hays has over 17 years of service as in-house counsel to corporations (14 years as a general counsel) and has managed a broad range of legal, enterprise risk, regulatory, compliance and corporate governance issues. Ms. Hays also has private company and non-profit board experience.

OTHER PUBLIC COMPANY BOARDS
	Current	Past 5 Years
	None	None

Class III Directors – Term Expiring in 2016

BACKGROUND

Richard V. Reynolds - Lieutenant General, U.S. Air Force, retired. Owner of The Van Fleet Group, LLC, a privately-held aerospace consulting firm.

General Reynolds retired from the U.S. Air Force in 2005 after 34 years of service, having served as Vice Commander, Air Force Materiel Command from 2003 to 2005; Commander, Aeronautical Systems Center of Air Force Materiel Command from 2001 to 2003; Commander, Air Force Flight Test Center of Air Force Materiel Command from 1998 to 2001; Program Executive Officer, Airlift and Trainers of the Air Force Program Executive Office from 1996 to 1998 and various other operational and leadership positions from 1971 to 1996. General Reynolds formed The Van Fleet Group, LLC in 2006. He also served as Senior Manager/Senior Business Advisor of BearingPoint, Inc., an international management and technology consulting firm, from 2006 to 2009.

Richard V. Reynolds

Age 66	QUALIFICATIONS
Director since 2006

General Reynolds’ service in senior leadership positions in the U.S. Air Force provides valuable business, leadership and management experience, including expertise in government contracting and procurement, risk assessment and mitigation, supply chain and logistics management, information technology and leadership development. General Reynolds also has experience serving on public and private company and non-profit boards.

Committees	OTHER PUBLIC COMPANY BOARDS
• Compensation • Nominating and Corporate Governance	Current	Past 5 Years
	Allison Transmission Holdings, Inc.	None

BACKGROUND

David E. Weiss - Retired Chairman, President and Chief Executive Officer of Storage Technology Corporation, a publicly-held developer, manufacturer and distributor of data storage solutions for the management, retrieval and protection of business information.

Mr. Weiss has 33 years of leadership experience in the computer and information technology industry, serving as Chairman, President and Chief Executive Officer of Storage Technology Corporation from 1996 to 2000 and in other executive positions with Storage Technology Corporation from 1991 to 1996, including Chief Operating Officer, Executive Vice President, Senior Vice President for Marketing and Vice President - Global Marketing. Prior to joining Storage Technology Corporation, Mr. Weiss worked in various engineering management positions with IBM Corporation, a global computer and information technology company, from 1967 to 1991.

David E. Weiss

Age 71	QUALIFICATIONS
Director since 2005

As Chairman, President and Chief Executive Officer of Storage Technology Corporation, Mr. Weiss led a global public company and public company board. Through his service at Storage Technology Corporation and IBM Corporation, he gained expertise in the areas of business operations, strategy development, information technology, mergers and acquisitions, financial management, leadership development and succession planning, executive compensation, marketing, investor relations and corporate governance.

Committees	OTHER PUBLIC COMPANY BOARDS
• Compensation (chair)	Current	Past 5 Years
	None	None

Class I Directors – Term Expiring in 2017

BACKGROUND

Robert J. Marzec - Retired Audit Partner of PricewaterhouseCoopers LLP, an international public accounting firm.

Mr. Marzec retired from PricewaterhouseCoopers LLP in 2002 after spending 36 years in its Assurance and Business Advisory Services (financial and regulatory reporting division). He held various leadership and audit positions, including Managing Partner of the Minneapolis office of PricewaterhouseCoopers, LLP from 1991 to 1998.

Robert J. Marzec

Age 70	QUALIFICATIONS
Director since 2005 Committees

Mr. Marzec has extensive public accounting and auditing experience at public, private and non-profit organizations and has a strong background in financial controls and reporting, financial management, financial analysis, SEC reporting requirements, mergers and acquisitions, and international business. During his service at PricewaterhouseCoopers LLP and on boards at other public and mutual companies and non-profit organizations, Mr. Marzec gained broad knowledge of many different companies and industries, and public company board and corporate governance practices. Mr. Marzec also has experience serving on public and private company and non-profit boards.

• Audit (Chair)	OTHER PUBLIC COMPANY BOARDS

	Current	Past 5 Years

	None	Medtox Scientific, Inc. Health Fitness Corporation

BACKGROUND

Donald A. Nolan - President and Chief Executive Officer of Kennametal Inc., an industrial technology leader serving customers across the aerospace, earthworks, energy, industrial production, transportation and infrastructure industries.

Prior to joining Kennametal Inc. in November 2014, Mr. Nolan had served as President of the Materials Group for Avery Dennison Corporation, a global leader in labeling and packaging materials and solutions, since 2008. As President of Avery Dennison’s Materials Group, Mr. Nolan leveraged operational strengths to accelerate organic growth with an acute focus on customer engagement, brand-savvy marketing and commercially successful innovation. Mr. Nolan served in various executive capacities for Valspar Corporation, a global leader in the paint and coatings industry, from 1996 to 2008. Earlier in his career, Mr. Nolan served in marketing and sales positions with Loctite Corporation, Ashland Chemical Company and General Electric Company. He started his career at Latrobe Steel, then a subsidiary of Timken Company.

Donald A. Nolan

Age 54	QUALIFICATIONS
Director since 2013

Mr. Nolan is a seasoned business executive with more than 30 years of executive, operational, marketing and sales experience in specialty materials at large multi-national companies. Mr. Nolan brings practical experience in leading global growth and top-tier performance and serving customers in diverse global industries.

OTHER PUBLIC COMPANY BOARDS

Committees	Current	Past 5 Years
• Audit	Kennametal Inc.	None

CORPORATE GOVERNANCE

Corporate Governance Section of Our Website

Information relative to our corporate governance is available on our website at www.apog.com by clicking on “Governance” and then the applicable document or information. This information includes:

•	Management – Background and Experience

•	Board Committee Charters

•	Our Code of Business Ethics and Conduct

•	How to Contact the Board

•	Our Corporate Governance Guidelines

•	Our Restated Articles of Incorporation

•	Our Amended and Restated By-laws

We will provide copies of any of the foregoing information without charge upon written request to: Corporate Secretary, Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, Minnesota 55435.

Code of Business Ethics and Conduct

Our Board of Directors has adopted our Code of Business Ethics and Conduct (our “Code of Conduct”), which is a statement of our high standards for ethical behavior and legal compliance. All of our employees and all members of our Board of Directors are required to comply with our Code of Conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines outline the role, composition, qualifications, operation and other policies applicable to our Board of Directors and are revised as necessary to continue to reflect evolving corporate governance practices.

Board Independence

Under our Corporate Governance Guidelines, a substantial majority of the directors on our Board, and all members of our Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. Each year, in accordance with NASDAQ rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ listing standards.

Our Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee member independence and reported on its review to our Board of Directors. Based on this review, our Board of Directors has determined that the following non-employee directors are independent and have no material relationship with us except serving as a director and holding shares of our common stock: Bernard P. Aldrich, Jerome L. Davis, Sara L. Hays, John T. Manning, Robert J. Marzec, Donald A. Nolan, Richard V. Reynolds and David E. Weiss, as well as Stephen C. Mitchell, who retired from our Board of Directors effective as of our 2014 Annual Meeting of Shareholders. Our Board of Directors has determined that Joseph F. Puishys is not independent because he serves as our Chief Executive Officer and President.

Stock Ownership Guidelines for Non-Employee Directors

Our Board of Directors believes that non-employee directors should have a significant equity interest in Apogee and established voluntary stock ownership guidelines for directors in 2002. The guidelines encourage share ownership by our directors in an amount having a market value of $150,000 (three times the current annual Board retainer of $50,000) to be achieved within five years of first being elected as a director. In calculating share ownership of our non-employee directors, we include shares of restricted stock issued pursuant to our Director Stock Plan and phantom stock units under our Director Deferred Compensation Plan, but do not include unexercised stock options. As of February 27, 2015, the last trading day of fiscal 2015, all our non-employee directors met our stock ownership guidelines.

Retirement Policy

Our Board of Directors has established a policy that, unless otherwise approved by a majority of our directors, no individual who is over 72 years of age may be elected to serve as a director.

Procedures for Shareholder Recommendations or Nominations of Director Candidates

Our Nominating and Corporate Governance Committee considers recommendations of director candidates. A shareholder who wishes to recommend a director candidate to our Board of Directors for nomination by our Board of Directors at our annual meeting or for vacancies on our Board of Directors that arise between meetings must provide our Nominating and Corporate Governance Committee with sufficient written documentation to permit a determination by our Board of Directors as to whether such candidate meets the required and desired director selection criteria set forth in our Corporate Governance Guidelines and the factors discussed on page 14 under the heading “Criteria for Membership on Our Board of Directors.” Such documentation and the name of the director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of our Nominating and Corporate Governance Committee for consideration at a future committee meeting.

Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our Amended and Restated By-laws and the rules and regulations of the SEC. Our Amended and Restated By-laws are available on our website at www.apog.com by clicking on “Governance,” then “By-laws.” Any shareholder nominations of director candidates for the 2016 election of directors should be submitted to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 27, 2016.

Director candidates recommended by shareholders in compliance with these procedures and who meet the criteria outlined above will be evaluated by our Nominating and Corporate Governance Committee in the same manner as nominees proposed by other sources.

Criteria for Membership on Our Board of Directors

Our Corporate Governance Guidelines outline our director qualification standards. Director candidates should possess the highest personal and professional ethics, integrity and values; be committed to representing the long-term interests of our stakeholders; have an inquisitive and objective perspective, practical wisdom and mature judgment; and be willing to challenge management in a constructive manner. Our Board of Directors strives for membership that is diverse in gender, ethnicity, age, geographic location, and business skills and experience at policy-making levels. In addition, director candidates must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on our Board of Directors for an extended period of time.

Our Nominating and Corporate Governance Committee’s procedure for reviewing the qualifications of all nominees for membership on our Board of Directors includes making a preliminary assessment of each proposed nominee, based upon resume and biographical information, willingness to serve and other background information, business experience and leadership skills. All director candidates who continue in the process are then interviewed by members of our Nominating and Corporate Governance Committee and a majority of our other current directors. Our Nominating and Corporate Governance Committee makes recommendations to our Board of Directors for inclusion in the slate of director nominees at a meeting of shareholders, or for appointment by our Board of Directors to fill a vacancy. Prior to recommending a director to stand for re-election for another term, our Nominating and Corporate Governance Committee applies its director candidate selection criteria, including a director’s past contributions to our Board of Directors, effectiveness as a director and desire to continue to serve as a director.

Director Election Vote Standard

With respect to the election of directors, our Board of Directors has adopted a “plurality plus” standard. As provided in our Corporate Governance Guidelines, if a majority of our shares are designated to be “withheld” from a director nominee’s election, then such nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for consideration. Our Nominating and Corporate Governance Committee will evaluate the best interests of Apogee and our shareholders, and recommend to our Board of Directors the action to be taken with respect to that director’s offered resignation.

Board Meetings and 2014 Annual Meeting of Shareholders

During fiscal 2015, our Board of Directors met four times and our non-employee directors met in executive session without our Chief Executive Officer or any other members of management being present four times. Each of our directors attended at least 75% of the regularly scheduled and special meetings of our Board of Directors and the Board committees on which he or she served that were held during the time he or she was a director during fiscal 2015.

All members of our Board of Directors are expected to attend our annual meetings of shareholders and all nine of the members of our Board of Directors attended our 2014 Annual Meeting of Shareholders.

Board Committee Responsibilities, Meetings and Membership

We currently have three standing Board Committees: Audit, Compensation, and Nominating and Corporate Governance. Each Committee operates under a written charter which is available on our website at www.apog.com (“Governance”).

Board Committee	Responsibilities

AUDIT COMMITTEE

All Members Independent

This Committee has oversight responsibilities for our independent registered public accounting firm.

Each member meets the independence and experience requirements of the NASDAQ listing standards and the SEC.

John T. Manning and Robert J. Marzec are each “audit committee financial experts” under the rules of the SEC.

•    Directly responsible for the appointment, compensation, retention and oversight of the work of the firm that serves as the independent accountants to audit our financial statements.

•    Oversees our system of financial controls and internal audit procedures and internal audit function.

•    Oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices.

•    Assesses and establishes policies and procedures to manage our financial reporting and internal control risk.

•    Establishes policies and procedures for the pre-approval of all services by our independent registered public accounting firm.

•    Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.

•    Considers the accountants’ independence.

COMPENSATION COMMITTEE

All Members Independent

This Committee administers our executive compensation program.

Each member is a “non-employee” director, as defined in the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

•    Establishes our executive compensation philosophy and compensation programs that comply with this philosophy.

•    Determines the compensation of our executive officers and other members of senior management.

•    Administers our stock incentive plans in which our employees participate.

•    Administers our annual cash and long-term incentive plans for executive officers and other members of senior management.

•    Reviews its decisions on compensation for our Chief Executive Officer with the full Board of Directors prior to communicating those decisions to our Chief Executive Officer.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE All Members Independent This Committee identifies and evaluates Board candidates and oversees our corporate governance practices.

•    Establishes and implements procedures to review the qualifications for membership on our Board of Directors, including nominees recommended by shareholders.

•    Assesses our compliance with our Corporate Governance Guidelines.

•    Reviews our organizational structure and succession plans.

•    Makes recommendations to our Board of Directors regarding the composition and responsibilities of our Board committees and compensation for directors.

•    Administers an annual performance review of our Board committees and Board of Directors as a whole and our directors whose terms are expiring at that year’s annual meeting of shareholders.

•    Administers an annual review of the performance of our Chief Executive Officer, which includes soliciting assessments from all non-employee directors.

•    Administers our Director Stock Plan and Director Deferred Compensation Plan.

The table below provides fiscal 2015 membership and meeting information for each of our standing Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Bernard P. Aldrich(1)

Jerome L. Davis		M	M

Sara L. Hays			C

John T. Manning	M		M

Robert J. Marzec	C

Stephen C. Mitchell(2)		M(3)	M(3)

Donald A. Nolan	M

Joseph F. Puishys

Richard V. Reynolds	M(3)	M	M(4)

David E. Weiss		C

Fiscal 2015 Meetings	8	6	4

Fiscal 2015 Executive Sessions	4	4	3

C = Committee Chair     M = Committee Member

(1)	Mr. Aldrich serves as Non-Executive Chair of our Board.

(2)	Mr. Mitchell retired from our Board of Directors on June 25, 2014.

(3)	Through June 25, 2014.

(4)	Since June 25, 2014.

Risk Oversight by Our Board of Directors

Our Board of Directors oversees our enterprise risk management processes, focusing on our business and strategic, financial, operational, information technology and overall enterprise risk. Our Board determined that oversight of our Company’s strategy and overall enterprise risk management program is more effective when performed by the full Board, utilizing the skills and experiences of all Board members. In addition, our Board of Directors executes its overall responsibility for risk management through its Committees, as follows:

•

Our Audit Committee has primary responsibility for risks relating to the reliability of our financial reporting processes, system of internal controls and corporate compliance program. Our Audit Committee receives quarterly reports from management, our independent registered public accounting firm and internal audit partner regarding our financial reporting processes, internal controls and public filings. It also receives quarterly updates from management regarding Code of Conduct issues, litigation and legal claims, and other compliance matters.

•

Our Compensation Committee, with assistance from its independent compensation consultant, oversees the risks associated with our compensation programs, policies and practices with respect to both executive compensation and compensation generally.

•

Our Nominating and Corporate Governance Committee oversees the risks associated with succession planning, non-employee director compensation, overall Board of Directors and Board Committee performance, and corporate governance practices.

Board Leadership Structure

Our Board of Directors separated the roles of Chair of the Board and Chief Executive Officer. Mr. Aldrich has served in the capacity of Non-Executive Chair of our Board since January 2011. In this capacity, Mr. Aldrich has chaired the meetings of our Board of Directors and executive sessions of our independent directors. The Non-Executive Chair of our Board, in consultation with our Chief Executive Officer, establishes the agenda for each meeting of our Board of Directors.

Certain Relationships and Related Transactions

We have established written policies and procedures (the “Related Person Transaction Policy”) to assist us in reviewing transactions in excess of $120,000 involving our Company and our subsidiaries and Related Persons (“Related Person Transactions”). A Related Person includes our Company’s directors, director nominees, executive officers and beneficial owners of 5% or more of our Company’s common stock and their respective Immediate Family Members (as defined in our Related Person Transaction Policy). Our Related Person Transaction Policy supplements our Code of Conduct Conflict of Interest Policy (the “Conflict of Interest Policy”), which applies to all of our employees and directors.

Our Related Person Transaction Policy requires any Related Person Transaction to be promptly reported to the Chair of our Nominating and Corporate Governance Committee. In approving, ratifying or rejecting a Related Person Transaction, our Nominating and Corporate Governance Committee will consider such information as it deems important to determine if the Related Person Transaction is fair to our Company. Our Conflict of Interest Policy requires our employees and directors to report to our General Counsel any potential conflict of interest situations involving an employee or director, or their Immediate Family Members. During fiscal 2015, there were no Related Person Transactions.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation Arrangements During Fiscal 2015

Our Board of Directors approves the compensation for members of our Board of Directors and Board Committees based on the recommendations of our Nominating and Corporate Governance Committee. We target compensation for service on our Board of Directors and Board committees generally at the median for board service at companies in our peer group of companies, using the same peer group used for executive compensation purposes described under the heading “Peer Group” on page 31. Generally, our Nominating and Corporate Governance Committee reviews and discusses the compensation data and analysis provided by management using a third-party compensation database. Our Chief Executive Officer participates in the discussions on compensation for members of our Board of Directors. Directors who are employees receive no additional compensation for serving on our Board of Directors.

The following table describes the compensation arrangements with our non-employee directors during fiscal 2015.

Compensation	Fiscal 2015

Annual Cash Retainers:
Non-Executive Chair of the Board	$110,000(1)
Board Member	50,000
Audit Committee Chair	30,000
Audit Committee Member	15,000
Compensation Committee Chair	20,000(2)
Compensation Committee Member	10,000
Nominating and Corporate Governance Committee Chair	20,000(2)
Nominating and Corporate Governance Committee Member	10,000

Equity Grant	An annual time-based restricted stock award of 2,204 shares that vests over three years.

Charitable Matching Contributions Program for Non-Employee Directors	$2,000 maximum aggregate annual match.

(1)	We pay an annual cash retainer to our Non-Executive Chair of the Board and do not pay any other cash compensation to him for service on our Board of Directors.

(2)	For fiscal 2016, we increased the annual retainer for the Chairs of our Compensation Committee and Nominating and Corporate Governance Committee by $5,000 to $25,000.

Restricted Stock Awards

Restricted stock awards to non-employee directors are issued pursuant to our Director Stock Plan. Each non-employee director receives a time-based restricted stock award on the date he or she is first elected to our Board and annually on the date of our annual meeting of shareholders if his or her term continues after such meeting. The number of shares of restricted stock subject to the award is determined by our Board of Directors, after recommendation by our Nominating and Corporate Governance Committee and in consideration of various factors, including market data and trends. We target the equity-based compensation received by non-employee directors at approximately the 50th percentile of our peer group of companies, using the same peer group of companies used for executive compensation purposes. The outstanding time-based restricted stock awards vest in three equal annual installments over the three-year vesting period. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock and receive any cash dividends and any other distributions.

Director Deferred Compensation Plan

Our Director Deferred Compensation Plan was adopted by our Board of Directors to encourage our non-employee directors to increase their ownership of shares of our common stock, thereby aligning their interests in the long-term success of Apogee with that of our other shareholders. Under the plan, participants may elect to defer all or a portion of their annual cash retainer into deferred stock accounts. There is no Company match on amounts deferred by our non-employee directors under such plan. Each participating director receives a credit of shares of our common stock in an amount equal to the amount of annual cash retainer deferred divided by the fair market value of one share of our common stock as of the crediting date. These accounts also are credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70 or following death or retirement from our Board of Directors. The deferred amounts are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This plan is an unfunded, book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Charitable Matching Contributions Program for Non-Employee Directors

Under our Charitable Matching Contributions Program for Non-Employee Directors, we match cash or publicly-traded stock contributions made by our non-employee directors to charitable organizations that are exempt from federal income tax up to a maximum aggregate amount of $2,000 per eligible non-employee director per calendar year.

Fiscal 2015 Non-Employee Director Compensation Table

The following table shows the compensation paid to our non-employee directors for fiscal 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bernard P. Aldrich	110,000	75,002	23,702	208,704
Jerome L. Davis	70,000	75,002	18,245	163,247
Sara L. Hays	70,000	75,002	13,177	158,179
John T. Manning	75,000	75,002	4,581	154,583
Robert J. Marzec	80,000	75,002	9,006	164,008
Stephen C. Mitchell(4)	23,333	—	793	24,126
Donald A. Nolan	65,000	75,002	4,529	144,531
Richard V. Reynolds	71,667	75,002	14,379	161,048
David E. Weiss	70,000	75,002	4,581	149,583

(1)

Includes cash retainers deferred by non-employee directors under our Director Deferred Compensation Plan, as further described under the heading “Director Deferred Compensation Plan” above. During fiscal 2015, Messrs. Davis and Nolan were our only non-employee directors to make deferrals of their annual cash retainers pursuant to our Director Deferred Compensation Plan, deferring $17,500 and $65,000, respectively, of their fiscal 2015 retainers.

(2)

The amounts in this column are calculated based on the fair market value of our common stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Each non-employee director received a time-based restricted stock award of 2,204 shares on June 25, 2014. The closing price of our common stock on the NASDAQ Global Select Market on June 25, 2014, the date of grant, was $34.03. The table below sets forth certain information with respect to the aggregate number of shares of unvested restricted stock and vested options to purchase shares of our common stock held by our non-employee directors as of February 28, 2015, the end of fiscal 2015. Our non-employee directors did not hold any unvested stock options as of February 28, 2015.

Name	Aggregate Number of Shares of Restricted Stock (#)	Aggregate Number of Stock Options (#)
Bernard P. Aldrich	5,766	16,072
Jerome L. Davis	5,766	16,072
Sara L. Hays	5,766	6,072
John T. Manning	5,766	—
Robert J. Marzec	5,766	20,383
Stephen C. Mitchell	—	—
Donald A. Nolan	4,285	—
Richard V. Reynolds	5,766	—
David E. Weiss	5,766	16,072

(3)

This column includes the dividend equivalents paid on phantom stock units pursuant to our Director Deferred Compensation Plan, dividends paid on shares of restricted stock issued pursuant to our Director Stock Plan and matching contributions pursuant to our Charitable Matching Contributions Program for Non-Employee Directors. The table below sets forth the amounts contributed or paid by the Company for our non-employee directors pursuant to such plans with respect to fiscal 2015.

Name	Dividend Equivalents Paid on Phantom Stock Units Held in our Director Deferred Compensation Plan ($)	Dividends Paid on Shares of Restricted Stock Issued Pursuant to our Director Stock Plan ($)	Matching Contributions under our Charitable Matching Contributions Program for Non-Employee Directors ($)	Total All Other Compensation ($)
Bernard P. Aldrich	19,121	2,581	2,000	23,702
Jerome L. Davis	13,664	2,581	2,000	18,245
Sara L. Hays	8,596	2,581	2,000	13,177
John T. Manning	—	2,581	2,000	4,581
Robert J. Marzec	4,425	2,581	2,000	9,006
Stephen C. Mitchell	—	793	—	793
Donald A. Nolan	888	1,641	2,000	4,529
Richard V. Reynolds	9,798	2,581	2,000	14,379
David E. Weiss	—	2,581	2,000	4,581

(4)	Mr. Mitchell retired from our Board on June 25, 2014.

EXECUTIVE COMPENSATION

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section with management and the Committee’s independent compensation consultant. Based on its review and discussions with management, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2015 proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015.

Compensation Committee of the

Board of Directors of Apogee

David E. Weiss, Chair

Jerome L. Davis

Richard V. Reynolds

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes Apogee’s executive compensation program for fiscal 2015, and certain elements of the fiscal 2016 program. In particular, this section explains how our Compensation Committee (the “Committee”) made decisions related to compensation for our executives, including our Named Executive Officers, for fiscal 2015.

Our Named Executive Officers for fiscal 2015 were:

•	Joseph F. Puishys, Chief Executive Officer and President
•	James S. Porter, Chief Financial Officer
•	Patricia A. Beithon, General Counsel and Corporate Secretary
•	John A. Klein, Senior Vice President, Operations and Supply Chain Management
•	Gary R. Johnson, Vice President and Treasurer

Messrs. Porter, Klein and Johnson and Ms. Beithon are collectively referred to as our “Other Named Executive Officers” in this Compensation Discussion and Analysis section.

Executive Summary

About Apogee. Our Company is a leader in technologies involving the design and development of value-added glass products and services for the commercial construction and picture framing industries. We are a leading fabricator of coated, high performance architectural glass used in customized window and curtainwall systems comprising the outside skin of buildings. We are one of the largest U.S. full-service building glass window and curtainwall system installation and renovation companies. We design, engineer, fabricate and finish the aluminum frames used in customized aluminum and glass window, curtainwall, storefront and entrance systems comprising the outside skin and entrances of buildings in North America. We also provide value-added glass and acrylic products primarily for the custom picture framing industry.

Our Fiscal 2015 Performance. Our Company delivered another year of significant growth as we executed on our business strategies in the commercial construction industry and the picture framing glass industry. Our Company benefitted from increased sales, improving pricing and project margins and better execution in our segments serving the commercial construction industry.

•	We had strong revenue growth of 21% over the prior year.

•	We had operating income of $63.6 million, up 58% over operating income of $40.3 million in the prior year.

•	We increased our operating margin 160 basis points to 6.8% from 5.2% in the prior year.

•

Our earnings per share increased 81% to $1.72 per share from $0.95 per share in the prior year. Our adjusted earnings per share, excluding the $0.22 per share impact of a tax credit, increased 58% over the prior year to $1.50 per share.

•	We estimate that our Lean initiative contributed approximately 75 basis points of margin expansion.

•	Our backlog at the end of fiscal 2015 was $490.8 million, an increase of 49% over backlog of $329.6 million at the end of the prior year.

•

We had free cash flow(1) from operations of $41.3 million, compared to $11.1 million in the prior year. This significant increase in free cash flow in fiscal 2015 was after making $27.2 million in capital investments to increase productivity, increase capacity and improve product development capabilities.

•	We maintained a strong financial position during fiscal 2015, ending the year with a net positive cash and short-term investments position of $52.5 million.

•	Our Company’s total shareholder return for fiscal 2015 was 37%.

•

We increased our cash dividend 10% during the fourth quarter of fiscal 2015 and repurchased 203,509 shares of our common stock at a total cost of $6.9 million to reduce dilution from compensation equity awards.

(1)	Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures.

In addition to the significant financial improvements during fiscal 2015, we made considerable progress on our strategies for continued growth in fiscal 2016 and beyond through new geographies, new products and new market sectors.

•	We completed the installation and start-up of a new state-of-the-art glass coater at our Minnesota architectural glass fabrication facility.

•	We integrated the Canadian storefront and entrance system company we acquired during the third quarter of fiscal 2014.

•	We increased our aluminum extrusion capacity with the installation of a third extrusion press that became operational in the first quarter of fiscal 2015.

•

We increased our anodizing capacity with enhancements to our anodizing facility and equipment and started the installation of a third anodizing line that we expect to be operational during the second quarter of fiscal 2016.

•	We re-opened our Utah architectural glass fabrication facility during the fourth quarter of fiscal 2015.

•	We increased resources for our commercial building retrofit initiative, growing retrofit orders and developing a pipeline for retrofit opportunities.

•	We further penetrated new picture framing markets in Europe and certain other international geographies.

•	All of our business units introduced new products during fiscal 2015.

Additionally, we took actions to improve our operations for fiscal 2015 and future years.

•

We continued our focus on company-wide continuous improvement and Lean initiative and improvements in our supply chain management. Our continuous improvement efforts included labor productivity and yield improvements, manufacturing shift configurations, automation and numerous other continuous improvement efforts.

•	We continued our long-standing focus on workplace and job site safety.

•	We continued our focus on developing our future leaders with senior and middle management leadership development programs.

Creating Shareholder Value. Our Company has delivered substantial improvement in total shareholder returns and has outperformed the companies in our compensation peer group (identified under “Peer Group” on page 31), and the Russell 2000 Index over the past five years. In fiscal 2015, our Company delivered total shareholder returns of 37%, higher than our compensation peer group and the Russell 2000 Index, which had total shareholder returns of 0% and 6%, respectively. The chart below compares our Company’s total shareholder returns to our compensation peer group and the Russell 2000 Index for the past one, three and five-year periods.

Total Shareholder Return

Apogee vs. Peer Group and

Russell 2000 Index

(Fiscal 2011 - Fiscal 2015)

We have significantly improved financial performance over the last three fiscal years, as evidenced by our growth in net sales of 33% and earnings per share of 124%. These metrics among others are used in our incentive compensation plans to reward our executives and align pay with performance.

Net Sales (in Millions)	Earnings Per Share

(1)	CAGR is defined as compound annual growth rate.

(2)	Adjusted earnings per share, excluding the $0.22 per share tax credit earned in the second quarter of fiscal 2015.

Executive Compensation Philosophy and Practices. Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short- and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect evolving executive compensation practices.

Our Executive Compensation Practices: (What We Do)	See Page	Executive Compensation Practices We Have Not Implemented or Have Discontinued: (What We Don’t Do)	See Page
We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans.	27	We do not have employment contracts for our Named Executive Officers. The transitional employment agreement with Mr. Puishys, who joined our Company on August 22, 2011 as our Chief Executive Officer and President, expired on August 22, 2014.	53
We review “tally sheets” and realizable pay and performance for our executives and use that information as a factor in making compensation decisions.	30
We mitigate undue compensation risk, including utilizing caps on potential payments, multiple financial performance metrics, different metrics for our annual cash incentives and long-term performance awards, as well as robust Board and Board Committee processes to identify risk.	42	We do not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.	42
We have change-in-control severance agreements with all of our Named Executive Officers that provide benefits only upon a “double trigger.”	54	We do not provide for excise tax “gross-ups” or “single triggers” in our change-in-control severance agreements.	54
Our equity award agreements for grants made pursuant to our Stock Incentive Plan have “double trigger” change-in-control provisions for all employees.	54
We provide minimal perquisites to our executives.	44-45

We do not provide tax reimbursement or tax “gross-ups” on any perquisites.

We do not provide automobile allowances to or pay for club memberships for our Named Executive Officers.

We do not have any Company-owned or leased aircraft.

			44-45
We have adopted stringent share ownership guidelines, and we review compliance annually.	40	We do not reprice underwater stock options or stock appreciation rights.
We evaluate share utilization by annually reviewing overhang and annual burn rates.	31
The Committee benefits from its utilization of a compensation consulting firm that fully meets the stringent independence requirements under the final rules of the Dodd-Frank Act.	30	The Committee’s compensation consulting firm does not provide any other services to our Company other than those requested by our Compensation Committee for executive compensation.	30
We have a clawback policy that applies to our Named Executive Officers and certain other executives.	41	The Committee’s independent compensation consulting firm does not provide any specific recommendations for compensation for our Named Executive Officers.
We have a formal hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities.	41

The Role of Shareholder Vote on Say on Pay Proposal. Our Company provides our shareholders with the opportunity to cast an advisory vote on our Say on Pay Proposal annually. At our Company’s annual meeting of shareholders held on June 25, 2014, 96% of the votes cast on the Say on Pay Proposal were voted in favor of ratification of the proposal. The Committee will continue to take into account the outcome of our Company’s Say on Pay Proposal when making future compensation decisions.

Our Executive Compensation Program. Total compensation includes a mix of short-term and long-term compensation and fixed and performance-based compensation.

•	Short-term compensation

¡	Base salary (fixed)

¡	Annual performance-based cash incentives (variable)

•	Long-term compensation

¡	Time-based restricted stock award (variable)

¡	Two-year cash-based performance awards on end-to-end cycles that are only earned upon achievement of certain two-year financial performance measures (variable).

¡	These awards are granted every other year.

In addition, during fiscal 2015, we granted our Chief Executive Officer the opportunity to earn additional long-term compensation pursuant to performance-based retention incentives. These long-term, performance-based retention incentives provide incentive to our Chief Executive Officer to remain with our Company until retirement and to drive continued growth, operational improvement and successful implementation of our strategic plan.

Target Compensation Mix. The charts below illustrate the short-term and long-term mix, and fixed and performance-based mix of the primary compensation elements at target. This information is used by the Committee as a guideline in making compensation awards for our Named Executive Officers.

Target Compensation Mix

Chief Executive Officer	Average – Other Named Executive Officers

Chief Executive Officer Compensation Elements	Other Named Executive Officer Compensation Elements

-   Base Salary (20%) (Short-Term/Fixed)

-   Annual Cash Incentive at Target (22%)

    (Short-Term/Performance-Based)

-   Two-Year Cash-Based Performance Award at

    Target (Annualized) (25%)

    (Long-Term/Performance-Based)(1)

-   Time-Based Restricted Stock Award (23%)

    (Long-Term/Fixed)

-   CEO Retention Incentives (10%)

    (Long-Term/Performance-Based)

-   Base Salary (41%) (Short-Term/Fixed)

-   Annual Cash Incentive at Target (21%)

    (Short-Term/Performance-Based)

-   Two-Year Cash-Based Performance Award at

    Target (Annualized) (21%)

    (Long-Term/Performance-Based)(1)

-   Time-Based Restricted Stock Award (17%)

    (Long-Term/Fixed)

(1)

Our two-year cash-based performance awards and two-year CEO performance-based retention incentive are on end-to-end performance cycles and are granted every other year. During fiscal 2015, we granted the opportunity to earn the fiscal 2015 – 2016 cash-based performance awards to all our Named Executive Officers and fiscal 2015 – 2016 CEO performance-based retention incentive to our Chief Executive Officer. We have included the annualized (50%) value of such awards at target in the charts above. These awards were granted at the beginning of fiscal 2015, the first year of the two-year performance cycle, and are a component of long-term compensation for both years in the performance cycle.

Highlights of Fiscal 2015 Compensation Actions. The following highlights the Committee’s key compensation decisions for fiscal 2015. These decisions were made after reviewing compensation data provided by the Committee’s independent compensation consultant.

•

Base Salaries. In order to bring our Chief Executive Officer’s base salary in line with competitive market practices, the Committee awarded a base salary increase of 14.9% to our Chief Executive Officer for fiscal 2015. The Committee also awarded base salary increases ranging from 2.5% to 4.5% to our Other Named Executive Officers for fiscal 2015. The fiscal 2015 base salary for our Chief Executive Officer was at the 55th percentile for chief executive officers in our Company’s peer group, and the fiscal 2015 base salaries for our Other Named Executive Officers ranged from the 30th to 60th percentile for comparable positions in comparable markets.

•

Annual Cash Incentives. Our fiscal 2015 cash incentives paid out at an average of 178.67% of target. Our Chief Executive Officer earned an annual cash incentive equal to 194.80% of his fiscal 2015 base salary and our Other Named Executive Officers earned fiscal 2015 annual cash incentives ranging from 67.86% to 101.78% of their fiscal 2015 base salaries.

•

Time-Based Restricted Stock Awards. On April 29, 2014, the Committee awarded time-based restricted stock awards to our Named Executive Officers that vest over three years. Our Chief Executive Officer received an award valued at $846,720 and our Other Named Executive Officers received awards with values ranging from $64,758 to $189,603.

•

Fiscal 2015 – 2016 Cash-Based Performance Awards. On April 29, 2014, the Committee awarded fiscal 2015 – 2016 cash-based performance awards to our Named Executive Officers. Our Chief Executive Officer received an award with a value of $1,848,000 at target and our Other Named Executive Officers received awards with values ranging from $194,229 to $568,800 at target. These awards are end-to-end awards and will only be granted every other year. Our Company will not award additional two-year cash-based performance awards until completion of the current fiscal 2015 – 2016 award cycle.

•

Chief Executive Officer Performance-Based Retention Incentive. Taking into consideration the significant improvement in financial and operational performance of our Company since Mr. Puishys joined our Company as Chief Executive Officer on August 22, 2011, the Committee and our Board of Directors determined that it would be in the best interests of the Company and its shareholders to provide performance-based financial incentives for Mr. Puishys to remain with our Company until his retirement. On June 25, 2014, our Board, upon recommendation of the Committee, granted our Chief Executive Officer a long-term performance-based retention incentive that provides him with the opportunity to earn two cash retention incentives, both of which, if earned, will be deferred pursuant to our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company for at least an additional five years. The fiscal 2015 CEO evaluation-based retention incentive provides our Chief Executive Officer the opportunity to earn $192,500 if our Board of Directors determines he has met or exceeded his fiscal 2015 individual business goals. The fiscal 2015 – 2016 CEO performance-based retention incentive provides our Chief Executive Officer the opportunity to earn $385,000 at target if our Company meets certain objective financial performance goals during the two-year performance period.

Overview of Primary Compensation Elements

The table below provides an overview of the three primary compensation elements used in our executive compensation program.

Compensation Element	Objective	How Determined	Market Positioning(1)	How Impacted by Performance
Base Salary	Attract and retain executives by offering pay programs that are competitive with the market.	Annual subjective assessment of executive leadership and individual performance, experience, tenure, competitive market data, internal equity among positions with similar responsibilities, and executive potential.	Targeted to be around the 50th percentile relative to competitive market practices.	Based on individual performance.
Annual Cash Incentive Compensation	Create an incentive for achievement of pre-defined annual Company performance results.

For target bonus award opportunity percentages – competitive market data and trends and internal equity among positions with similar responsibilities.

For actual bonus payouts – performance against pre-established criteria in our annual cash incentive plan.

Target level performance results in target total cash compensation (base salary plus annual cash incentive compensation) that is generally slightly below the 50th percentile.

Above target performance results in maximum total cash compensation that is generally slightly above the 50th percentile.

Below target performance results in threshold total cash compensation that is generally at or below the 25th percentile.

Payout dependent on achievement of one-year Company financial performance goals.
Long-Term Incentive Compensation: • Time-Based Restricted Stock and	Align the interests of executives with shareholders and to focus on long-term sustained performance.	Company performance, annual subjective assessment of achievement of individual business objectives, market data and trends, internal equity among positions with similar responsibilities and executive potential.	Targeted generally to be at or slightly above the 50th percentile for target performance and up to the 75th percentile for maximum performance.	Performance that increases our stock price increases the value of the time-based restricted stock awards.
• Cash-Based Performance Awards	Create appropriate retention incentives.			Payout of cash-based performance awards is dependent on achievement of two-year Company financial performance goals.

(1)	Actual pay levels may be above or below the targeted level depending on all of the factors outlined in the “How Determined” column of the table.

Compensation Process

Our compensation program is evaluated annually taking into consideration changes to our business strategy, the economy and our competitive marketplace.

Annually, during the first quarter of the fiscal year, the performance of each of our Named Executive Officers is evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement of agreed-upon individual business objectives for the just-completed fiscal year. The annual performance evaluation of our Chief Executive Officer is administered by our Nominating and Corporate Governance Committee, with all non-employee directors participating in the performance evaluation, and the results of the Chief Executive Officer’s annual performance evaluation are reviewed by the Committee and our full Board. Our Chief Executive Officer conducts or participates in the annual performance evaluation of our Other Named Executive Officers and reviews the results with members of the Committee.

In establishing the elements and levels of compensation for a fiscal year, the Committee considers the annual performance evaluations of our Named Executive Officers and reviews its compensation consultant’s independent analyses of compensation for our Named Executive Officers and other executive officers based on comparable positions, using both published survey sources and company peer group data to determine our competitive positioning relative to the markets where we recruit. Our Chief Executive Officer makes recommendations to the Committee on compensation for our Other Named Executive Officers, but does not participate in the determination of his own compensation.

The Committee generally makes decisions with respect to base salary, annual cash incentive compensation and long-term incentive compensation, including the annual time-based restricted stock awards, at its regularly scheduled meeting held during our Company’s first quarter of each fiscal year. The exact date of such meeting is generally established by the Committee more than a year in advance of the meeting. Base salary increases are generally effective in May of each year.

The Committee reviews a compensation “tally sheet,” which lists total direct compensation (base salary, annual cash incentive compensation and long-term incentive awards), perquisites, other elements of executive compensation, broad-based employee benefits and wealth accumulation through Company equity and retirement plans for our Named Executive Officers. The compensation tally sheet is reviewed annually to understand the total remuneration for our Named Executive Officers but the compensation tally sheets are not used to make actual pay decisions. The Committee assesses historical pay and performance to ensure continued alignment of our compensation programs. However, the Committee generally does not consider compensation earned in prior years in establishing the elements and levels of compensation for a Named Executive Officer in the current fiscal year.

Consulting Assistance, Peer Group and Competitive Market

Compensation Consultant Independence. In fiscal 2015, the Committee retained the services of Pearl Meyer & Partners (“PM&P”) to assist with the review of overall compensation for our executive officers. PM&P reports directly to the Committee, and the Committee can replace PM&P or hire additional consultants at any time. During fiscal 2015, PM&P attended four Committee meetings in person or by telephone, including executive sessions as requested, and consulted with the Chair of the Committee between meetings.

As required under the Dodd-Frank Act, the Committee has analyzed whether the work of PM&P as its compensation consultant raises any conflict of interest, taking into consideration the following factors under this rule: (i) PM&P does not provide any other services to our Company; (ii) the amount of fees from our Company paid to PM&P is less than 1% of PM&P’s total revenue; (iii) PM&P’s policies and procedures were designed to ensure independence; (iv) PM&P does not have any business or personal relationship with an executive officer of our Company or any member of the Committee; and (v) neither PM&P, nor any member of its consulting team, owns any stock of our Company. The Committee has determined, based on its analysis of the above factors, that PM&P is independent of our Company and the work of PM&P (and the individual compensation advisors employed by PM&P) as compensation consultant to the Committee has not created any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis.

Peer Group. The selection criteria identified for determining and reviewing our Company’s peer group generally include:

•	Companies with revenue within a similar range (0.33 to 3.0 multiple).

•	Companies with market capitalization within a similar range (0.33 to 3.0 multiple).

•	Companies with market capitalization to revenue ratio of greater than 0.5.

•	Companies in the same or similar industries.

•	Companies with business model similarity, which may include the following:

¡	Coatings for special purposes (e.g., protective, UV, etc.);

¡	Construction materials, primarily for commercial or industrial application;

¡	Specialized/customized product lines;

¡	Heavy-duty manufacturing operations and project-directed manufacturing;

¡	Project-based businesses;

¡	Green product or service initiatives; and

¡	Revenues generated primarily in the United States (greater than 60%).

•	Companies in the same geographic location (to a lesser degree).

•	Companies included in the prior-year peer group, to help ensure year-over-year consistency (where appropriate).

Using the selection criteria outlined above, the Committee, with the assistance of its independent compensation consultant, identified a peer group consisting of the 15 companies listed below. Each company selected met at least three of the selection criteria. During the third quarter of fiscal 2015, the Committee reevaluated and confirmed this 15-company peer group remains appropriate for compensation purposes for fiscal 2016.

• Aegion Corp.	• Graco Inc.

• Azz incorporated	• Griffon Corporation

• CLARCOR, Inc.	• Lydall, Inc.

• Columbus McKinnon Corporation	• NCI Building Systems, Inc.

• Daktronics, Inc.	• Quaker Chemical Corporation

• Eagle Materials Inc.	• Quanex Building Products Corporation

• EnPro Industries, Inc.	• Tennant Company

• H.B. Fuller Company

Competitive Market. The Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of peer group companies and compensation surveys. The information on the competitive market is used by the Committee:

•	As an input in designing our compensation plans and philosophy;

•	As an input in developing base salary adjustments, annual cash incentive targets and long-term incentive ranges;

•	To benchmark the form and mix of long-term awards;

•	To assess the competitiveness of total direct compensation awarded to our Named Executive Officers and certain of our other executives; and

•	To benchmark overhang levels (dilutive impact on our shareholders of equity compensation) and annual burn rate (the aggregate shares awarded as a percentage of total outstanding shares).

Fiscal 2015 Individual Compensation Actions

Fiscal 2015 Annual Performance Evaluations. The performance during fiscal 2015 of each of our Named Executive Officers was evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement against his or her individual business objectives for fiscal 2015. Below is certain information regarding each Named Executive Officer’s individual business objectives for fiscal 2015 and accomplishments against those objectives.

•

Mr. Puishys. Mr. Puishys’ individual business objectives for fiscal 2015 were based on financial performance, a portfolio review and commercial building retrofit initiative. During fiscal 2015, our Company exceeded its fiscal 2015 operating plan with revenue growth of 21%, adjusted earnings per share growth of 58% (excluding the $0.22 per share impact of a tax credit), and return on invested capital improvement of 280 basis points. All four of our segments had top and bottom line growth. In addition, Mr. Puishys led a continued emphasis on Lean initiatives that we estimate contributed approximately 75 basis points of margin expansion during fiscal 2015. During fiscal 2015, our Company made capital investments to increase capacity and improve product development capabilities to position our Company for continued growth in fiscal 2016 and beyond. Also, during fiscal 2015, Mr. Puishys led a comprehensive analysis of future growth opportunities for our three Architectural segments and provided support for our commercial building retrofit initiative that led to a significant increase in commercial building retrofit sales and development of an increased pipeline of future sales opportunities. We believe increasing the participation of our Architectural segment companies in the commercial building retrofit sector will make those segments less dependent on the cyclical new construction industry.

•

Mr. Porter. Mr. Porter’s individual business objectives for fiscal 2015 were based on financial and operational performance, strategy and business development initiatives, and our commercial building retrofit initiative. During fiscal 2015, our revenues, earnings, cash flow and return on invested capital exceeded our fiscal 2015 operating plan with all four segments growing sales and earnings. During fiscal 2015, our Company improved operating margin by 160 basis points and return on invested capital by 280 basis points. Mr. Porter successfully led our strategy and business development efforts to increase geographic expansion within the U.S. for our Architectural segments and in Europe for our Large-Scale Optical segment and provided support to integrate and capture synergies from our Canadian storefront and entrance system company acquired during the third quarter of fiscal 2014. During fiscal 2015, Mr. Porter also led efforts to expand resources for commercial building retrofit sales, growing commercial building retrofit orders and developing a pipeline for commercial building retrofit opportunities.

•

Ms. Beithon. Ms. Beithon’s individual business objectives for fiscal 2015 were based on compliance, corporate governance, litigation and claim management, and support for growth initiatives. During fiscal 2015, Ms. Beithon continued to lead our corporate governance initiatives; provided legal support of the integration of our Canadian storefront and entrance system company acquired during the third quarter of fiscal 2014; managed successful resolution of various claims and litigation matters; provided legal support for growth initiatives, including trademark and patent prosecution; and took various actions to strengthen our Company’s legal and compliance systems.

•

Mr. Klein. Mr. Klein’s individual business objectives for fiscal 2015 were based on cost productivity savings, continuous improvement and Lean initiatives, supply chain and procurement initiatives and safety. During fiscal 2015, Mr. Klein led cost productivity initiatives that resulted in estimated savings of $13.2 million, exceeding our fiscal 2015 goal by 21% and led safety initiatives that resulted in our Company having a low accident injury rate for its industries and meeting our Company’s fiscal 2015 safety goals. Mr. Klein also successfully introduced Lean initiatives in manufacturing operations, including maintenance, warehouse and shipping and receiving functions, and introduced new Lean tools at all business units. In addition, Mr. Klein implemented a supplier risk management system for key suppliers and led purchasing initiatives that resulted in over $1.0 million in purchasing savings.

•

Mr. Johnson. Mr. Johnson’s individual business objectives for fiscal 2015 were based on credit facility management, tax planning, enterprise risk management, real estate portfolio management and working capital management. During fiscal 2015, Mr. Johnson successfully negotiated an extension to our revolving credit facility, increasing the facility from $100 million to $125 million, extending the term to December 2019, removing the security interest provisions and improving other terms and conditions. He also worked to ensure the installation of our new state-of-the-art glass coater at our Minnesota architectural glass fabrication facility was completed on schedule, in order to earn a tax credit that had a $0.22 per share impact. Mr. Johnson also led improvements in our enterprise risk management process and successful annual insurance renewal. He also led efforts to secure state and local incentives of approximately $3 million in connection with facility and equipment investments and effectively managed working capital, resulting in days working capital of only 50.8 days despite significant revenue growth during the year.

Base Salary. Base salary reflects a fixed portion of the overall compensation package and is the base amount from which other compensation elements are determined, such as target annual cash incentive opportunities, long-term incentive compensation award opportunities, certain benefits and 401(k) Retirement Plan savings opportunities. Because base salary is used to determine the amount of certain other elements of compensation, the Committee is careful when setting appropriate base salaries.

In making salary adjustments, the Committee considers the executive’s base salary relative to the market, our compensation philosophy and other factors, such as individual performance against business plans, leadership, initiatives, experience, knowledge and job criticality. After discussing these items, the Committee determined it was appropriate to provide merit increases to all of our Named Executive Officers.

Below is information on the base salaries of our Named Executive Officers for fiscal 2015 and fiscal 2016.

Base Salary

Name	Fiscal 2015 Base Salary ($)	Percent Increase in Fiscal 2015 (%)	Percentile in the Fiscal 2015 Competitive Market (%)	Fiscal 2016 Base Salary ($)	Percent Increase in Fiscal 2016 (%)	Percentile in the Fiscal 2016 Competitive Market (%)
Joseph F. Puishys	770,000	14.9	55	845,000	9.7	70
James S. Porter	395,000	2.8	60	407,000	3.0	55
Patricia A. Beithon	315,000	4.5	35	330,000	4.8	40
John A. Klein	255,000	3.7	30	265,000	3.9	35
Gary R. Johnson	215,810	2.5	40	230,000	6.6	40

Annual Cash Incentive Compensation. Annual cash incentive awards are designed to reward short-term performance results. These results are based on achievement relative to objective financial goals set forth in the annual operating plan approved by our Board of Directors. For fiscal 2015, annual cash incentive awards to our Named Executive Officers were made pursuant to our shareholder-approved Apogee Enterprises, Inc. 2012 Executive Management Incentive Plan (the “Executive MIP”), as described below.

Executive MIP. Our Executive MIP was adopted to ensure the tax deductibility of the annual cash incentive compensation that may be earned by our Named Executive Officers. Our Executive MIP is designed to be an annual bonus “pool” plan. Each fiscal year, the Committee establishes a bonus pool equal to a percentage of one or more performance factors from a list of approved factors set forth in our Executive MIP. Our Company must meet or exceed the selected performance factor in order for a bonus pool to be funded to allow for any actual payout under the plan.

Each fiscal year, the Committee selects the executives of our Company who will participate in our Executive MIP for that year and assigns a percentage of the bonus pool to each participating executive, with the total percentage not to exceed 100% of the bonus pool for any given fiscal year. The percentage of the bonus pool assigned to each participating executive establishes the maximum annual cash incentive award payout for that individual participant for the current fiscal year; however, no one individual payout can exceed $3,000,000 in any given fiscal year.

The actual annual cash incentive awards to be paid to participants after the annual bonus pool has been established may be adjusted downward based on the achievement of one or more additional predetermined, objective performance goals based on the annual operating plan approved by our Board of Directors. At least one of the additional predetermined, objective performance goals must be met at the threshold level in order for any annual cash incentive to be paid to an executive. In addition, if our Company is not profitable, no annual cash incentives will be paid even if the other goals are at or above threshold.

Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance level for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If the threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated to that specific performance goal. For any performance between these levels, awards will be interpolated. The Committee has the discretion to further reduce payouts under our Executive MIP as appropriate.

Fiscal 2015 Annual Cash Incentive Payouts. The performance factor used to establish the fiscal 2015 bonus pool under our Executive MIP was 5% of Apogee operating income. In fiscal 2015, we had operating income of $63.6 million, generating a bonus pool of $3.2 million. The performance goals used to determine actual payouts for fiscal 2015 annual cash incentive awards made pursuant to our Executive MIP for our Named Executive Officers were a combination of Apogee net sales, earnings before taxes (“EBT”) and days working capital.

The tables below set forth certain information with respect to the fiscal 2015 annual cash incentive award payout ranges as a percentage of fiscal 2015 salary for our Named Executive Officers.

Fiscal 2015 Annual Cash Incentive Compensation Ranges

Name	Threshold Payout as a Percentage of Fiscal 2015 Salary (%)(1)	Target Payout as a Percentage of Fiscal 2015 Salary (%)(2)	Maximum Payout as a Percentage of Fiscal 2015 Salary (%)(3)
Joseph F. Puishys	5.25	105.00	210.00
James S. Porter	3.00	60.00	120.00
Patricia A. Beithon	3.00	60.00	120.00
John A. Klein	2.00	40.00	80.00
Gary R. Johnson	2.00	40.00	80.00

(1)

Assumes threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved or exceeded for all performance goals.

The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2015 performance cycle.

Fiscal 2015 Annual Cash Incentive Performance Levels

Performance Goal	Weighting (%)	Threshold	Target	Maximum	Actual Performance
Net Sales	25	$870,000,000	$900,489,000	$936,500,000	$933,936,000
EBT	65	$56,000,000	$61,222,000	$66,150,000	$64,999,000
Days Working Capital	10	51.6 days	49.1 days	46.1 days	50.8 days

The following table sets forth certain information with respect to the fiscal 2015 annual cash incentive compensation payouts for each of our Named Executive Officers.

Fiscal 2015 Annual Cash Incentive Compensation Payouts

	Performance Goals		Potential Payout		Actual Payout
Name	Metric	Weighting (%)	Target Payout as a Percent of Fiscal 2015 Salary (%)	Target Payout Level ($)	Percentage of Target (%)	Guideline Amount ($)	Approved Payout Amount ($)(1)	Percent of Fiscal 2015 Salary (%)
Joseph F. Puishys	Net Sales	25	26.25	202,125	192.88	389,851	426,370	55.37
	EBT	65	68.25	525,525	176.65	928,312	1,015,271	131.85
	Days Working Capital	10	10.50	80,850	66.00	53,361	58,359	7.58

		100	105.00	808,500	169.64	1,371,524	1,500,000	194.80
James S. Porter	Net Sales	25	15.00	59,250	192.88	114,274	114,274	28.93
	EBT	65	39.00	154,050	176.65	272,115	272,115	68.89
	Days Working Capital	10	6.00	23,700	66.00	15,642	15,642	3.96

		100	60.00	237,000	169.64	402,031	402,031	101.78
Patricia A. Beithon	Net Sales	25	15.00	47,250	192.88	91,130	91,130	28.93
	EBT	65	39.00	122,850	176.65	217,003	217,003	68.89
	Days Working Capital	10	6.00	18,900	66.00	12,474	12,474	3.96

		100	60.00	189,000	169.64	320,607	320,607	101.78
John A. Klein	Net Sales	25	10.00	25,500	192.88	49,190	49,190	19.29
	EBT	65	26.00	66,300	176.65	117,121	117,121	45.93
	Days Working Capital	10	4.00	10,200	66.00	6,732	6,732	2.64

		100	40.00	102,000	169.64	173,043	173,043	67.86
Gary R. Johnson	Net Sales	25	10.00	21,581	192.88	41,630	41,630	19.29
	EBT	65	26.00	56,111	176.65	99,122	99,122	45.93
	Days Working Capital	10	4.00	8,632	66.00	5,697	5,697	2.64

		100	40.00	86,324	169.64	146,449	146,449	67.86

(1)

The individual approved payout amount for each of our Named Executive Officers is less than the maximum allocation of the bonus pool under our Executive MIP for such individual. Therefore, all approved payout amounts for our Named Executive Officers are fully deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986.

Long-Term Incentive Compensation. We utilize two instruments to deliver long-term incentive compensation. The mix of long-term incentive instruments is determined annually by the Committee. Commencing in fiscal 2013, the mix of long-term incentive compensation for our Named Executive Officers was time-based restricted stock awards and two-year cash-based performance awards, which are issued only in the first year of the two-year performance cycle (granted every other year).

Time-Based Restricted Stock Awards. Each year, the Committee determines a fixed dollar value of the time-based restricted stock award for each executive for the just-completed fiscal year. The Committee begins its deliberations with a targeted fixed dollar value, as a percentage of base salary, which is compared to competitive levels of long-term incentives for comparable positions in the competitive market, based on data provided by the Committee’s independent compensation consultant. The Committee determines a final fixed dollar value for each of our Named Executive Officers after considering the subjective evaluation of each of our Named Executive Officers’ performance against his or her individual business objectives for the just-completed fiscal year. The time-based restricted stock awards will generally vest in three equal annual installments commencing on the first anniversary date of the award. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock and receive any dividends and any other distributions.

The Committee determined that Messrs. Puishys, Porter, Klein and Johnson and Ms. Beithon had substantially met his or her individual business objectives for fiscal 2014 and awarded our Named Executive Officers time-based restricted stock on April 29, 2014 as set forth below.

Fiscal 2015 Restricted Stock Awards

Name	Time-Based Restricted Stock Awarded (#)	Value of Award ($)(1)	Percentage of Fiscal 2015 Salary (%)	Grant Price ($)
Joseph F. Puishys(2)	27,000	846,720	110	31.36
James S. Porter(3)	6,046	189,603	48	31.36
Patricia A. Beithon(4)	4,821	151,187	48	31.36
John A. Klein(5)	2,439	76,487	30	31.36
Gary R. Johnson(6)	2,065	64,758	30	31.36

(1)

The value of the award was calculated by multiplying the number of shares of restricted stock by $31.36, the closing price of our common stock on the NASDAQ Global Select Market on April 29, 2014, the date of grant.

(2)

Mr. Puishys’ individual business objectives for fiscal 2014 were based on: financial performance, geographic expansion, inorganic growth, commercial building retrofit initiative and new product introductions.

(3)

Mr. Porter’s individual business objectives for fiscal 2014 were based on financial and operational performance, strategy and business development initiatives, commercial building retrofit initiative and organizational development.

(4)	Ms. Beithon’s individual business objectives for fiscal 2014 were based on compliance, corporate governance, litigation and claim management, and support for growth initiatives.

(5)	Mr. Klein’s individual business objectives for fiscal 2014 were based on cost productivity savings, continuous improvement and Lean initiatives, supply chain and procurement initiatives, and safety.

(6)

Mr. Johnson’s individual business objectives for fiscal 2014 were based on treasury management, enterprise risk management, credit facility management, real estate portfolio management and retirement plan management.

Two-Year Cash-Based Performance Awards. In fiscal 2013, our Company introduced two-year cash-based performance awards, replacing three-year stock-based performance share unit awards. The Committee believes that two-year cash-based performance awards provide incentive to focus executives on achievement of specific two-year financial performance goals that are aligned with business fundamentals and are better instruments for delivering long-term incentive compensation than equity-based awards, as cash-based awards are not dilutive to our shareholders. The cash-based performance awards are designed to reward sustainable, profitable growth consistent with our strategic plan.

The two-year cash-based performance awards are end-to-end awards, have two-year performance periods and pay out in two equal annual installments after completion of the performance period. Generally, cash-based performance awards are made in the first quarter of the first fiscal year of the two-year performance period. The two-year performance periods do not overlap, therefore a grant of this award is made every other year.

The Committee believes that a two-year performance cycle provides the necessary line of sight to set realistic targets aligned with our Company’s objectives. Non-overlapping cycles avoid the potential confusion associated with using different targets on the same metric or different metrics in the same year. The earned award is paid out in two equal installments, with 50% of the earned award paid in the first quarter of the year following completion of the performance cycle and the remaining 50% paid one year later (approximately three years after commencement of the performance cycle), with each payment contingent on the executive being employed by our Company on the date the payment is made. The Committee believes this deferred payment of the earned award promotes retention.

Two-Year Cash-Based Performance Awards and Payout Cycle

The Committee determines the dollar value of cash-based performance awards granted to each participating executive at the target performance level based on consideration of individual performance, our Company performance, market data and trends, internal equity, executive potential and input from our Chief Executive Officer with respect to our Other Named Executive Officers and other participating executives. The dollar value at the threshold performance level is determined as a percentage of base salary. Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated for that specific performance goal. For any performance between these levels, awards will be interpolated.

On April 29, 2014, after completion of the fiscal 2014 audit, the Committee determined the amount earned for the fiscal 2013 – 2014 cash-based performance awards, and the first and second installments of such awards were paid on May 2, 2014 and March 13, 2015, respectively. The payouts of the fiscal 2013 – 2014 cash-based performance awards were reported in our 2014 proxy statement.

On April 29, 2014, the Committee established the fiscal 2015 – 2016 cash-based performance awards. The Committee determined the dollar value for the fiscal 2015 – 2016 cash-based performance awards as a percentage of fiscal 2015 base salary at the threshold, target and maximum award levels for each of our Named Executive Officers. The determination of the amounts earned, if any, of the fiscal 2015 – 2016 cash-based performance awards will not be made until the first quarter of fiscal 2017, after completion of the fiscal 2016 audit.

The table below sets forth certain information with respect to our fiscal 2015 – 2016 cash-based performance awards potential payout amounts at threshold, target and maximum performance and as a percentage of base salary.

Fiscal 2015 – 2016 Cash-Based Performance Award Payout Ranges

Name	Performance Period (Fiscal Years)	Threshold Payout(1)		Target Payout(2)		Maximum Payout(3)
		Award Amount ($)	As a Percentage of Fiscal 2015 Salary (%)	Award Amount ($)	As a Percentage of Fiscal 2015 Salary (%)	Award Amount ($)	As a Percentage of Fiscal 2015 Salary (%)
Joseph F. Puishys	2015 – 2016	308,000	40	1,848,000	240	3,696,000	480
James S. Porter	2015 – 2016	94,800	24	568,800	144	1,137,600	288
Patricia A. Beithon	2015 – 2016	75,600	24	453,600	144	907,200	288
John A. Klein	2015 – 2016	38,250	15	229,500	90	459,000	180
Gary R. Johnson	2015 – 2016	32,372	15	194,229	90	388,458	180

(1)	Assumes threshold performance level is achieved for only one of the performance goals and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved or exceeded for all performance goals.

Chief Executive Officer Performance-Based Retention Incentive. Taking into consideration the significant improvement in financial and operational performance of our Company since Mr. Puishys joined our Company as Chief Executive Officer on August 22, 2011, the Committee and our Board of Directors determined that it would be in the best interests of the Company and its shareholders to provide performance-based financial incentives for Mr. Puishys to remain with our Company until his retirement to continue to drive growth, operational improvement and successful implementation of our Company’s strategic plan. As a result, on June 25, 2014, our Board of Directors, upon the recommendation of the Committee, granted Mr. Puishys the opportunity to earn two performance-based cash retention incentives: a one-year, evaluation-based retention incentive (the “fiscal 2015 CEO evaluation-based retention incentive”) and a two-year, performance-based retention incentive (the “fiscal 2015 – 2016 CEO performance-based retention incentive”). Our Board may provide additional retention incentives to Mr. Puishys in the future.

Any amounts earned pursuant to the fiscal 2015 CEO evaluation-based retention incentive or fiscal 2015 – 2016 CEO performance-based retention incentive will be deferred into our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019 (the “Retention Period”), in our fiscal 2020. In the event Mr. Puishys’ employment is terminated prior to the end of the Retention Period, the amount deferred will be immediately and irrevocably forfeited. In the case of death, disability or retirement, Mr. Puishys, or his estate, as applicable, will receive a pro-rata portion of the incentives. In the case of a change-in-control, as defined in the incentive agreements, the incentives will be adjusted by the Committee in its sole discretion. The incentives are subject to our Company’s clawback policy. The terms of Mr. Puishys’ performance-based retention incentives were previously disclosed in our Current Report on Form 8-K filed with the SEC on July 1, 2014.

Fiscal 2015 CEO Evaluation-Based Retention Incentive. This retention incentive is a one-year, evaluation-based, cash incentive under our Executive MIP. The amount of incentive earned, if any, will be based upon Mr. Puishys’ achievement against his fiscal 2015 individual business objectives, as determined by our Board of Directors in the annual performance evaluation completed by all non-employee directors. Our Chief Executive Officer’s performance criteria for fiscal 2015 are based upon our Company achieving certain financial performance levels, a portfolio review and growth of our Company’s commercial building retrofit initiative.

If our Board of Directors determines that Mr. Puishys has met or exceeded his individual business objectives, he will earn a retention incentive of $192,500, which will then be deferred pursuant to our Deferred Compensation Plan. There is no threshold performance level for such retention incentive and the Compensation Committee may determine, in its sole discretion, to reduce the amount of incentive earned or to not award any incentive, depending upon actual performance achieved.

On April 30, 2015, our Board of Directors determined that Mr. Puishys exceeded his fiscal 2015 individual business objectives and awarded our Chief Executive Officer $192,500, which was deferred pursuant to our Deferred Compensation Plan.

Fiscal 2015 – 2016 CEO Performance-Based Retention Incentive. This retention incentive is a two-year, performance-based, cash retention incentive under our Stock Incentive Plan. The amount of the incentive is based on the extent to which the threshold, target and maximum performance level of the performance goals are achieved. The amount earned, if any, will then be deferred into our Deferred Compensation Plan. The performance goals for the fiscal 2015 – 2016 CEO performance-based retention incentive are the same performance goals as the fiscal 2015 – 2016 cash-based performance awards. The fiscal 2015 – 2016 CEO performance-based retention incentive is an end-to-end award and the Committee does not intend to award another two-year CEO performance-based retention incentive until completion of the fiscal 2015 – 2016 performance period.

The table below sets forth certain information with respect to the fiscal 2015 – 2016 CEO performance-based retention incentive potential payout ranges at threshold, target and maximum performance.

Fiscal 2015 – 2016 CEO Performance-Based Retention Incentive Payout Ranges

Performance Goal	Threshold(1)	Target(2)	Maximum(3)
Award Amount	$64,167	$385,000	$770,000
Percentage of Fiscal 2015 Salary	8%	50%	100%

(1)

Assumes threshold performance level is achieved for only one of the performance goals and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved or exceeded for all performance goals.

Other Benefit Programs. Executive officers, including our Named Executive Officers, are eligible to participate in our current benefit plans listed below.

•

Deferred Compensation Plans. Our executive officers may participate in voluntary non-qualified deferred compensation plans that allow participants to defer compensation to assist in saving for retirement and certain short-term needs. These plans are described under the headings “Deferred Compensation Plan” and “Legacy Deferred Compensation Plan” on page 51.

•

Legacy Supplemental Executive Retirement Plan. Prior to fiscal 2009, we provided a non-qualified defined benefit retirement compensation plan to certain executive officers. This legacy plan was frozen in October 2008. Only two current employees are participants. Our Chief Executive Officer does not participate in this plan. This plan is described under the heading “Legacy Officers’ Supplemental Executive Retirement Plan” on page 50.

•

401(k)  Retirement  Plan.  Executive  officers  may  participate  on  the  same  terms  as  all  other  employees in our 401(k) Retirement Plan, which is described under the heading “401(k) Retirement Plan” on page 51.

•

Employee Stock Purchase Plan. Executive officers may participate on the same terms as all other employees in our Employee Stock Purchase Plan, which allows participants to purchase shares of our Company’s common stock by contributing up to $500 per week, with our Company contributing an amount equal to 15% of the participant’s weekly contributions.

•

Health and Welfare Benefits. Executive officers also receive the same health and welfare benefits as those offered to all other full-time employees, with the exception that we offer enhanced long-term disability benefits to our executive officers.

•

Change-in-Control Program. Our Company has entered into change-in-control severance agreements with each of our Named Executive Officers. The Committee does not consider specific amounts payable under these arrangements when establishing annual compensation. See “Change-in-Control Severance Agreements” on page 54 and “Executive Benefits and Payments Upon Termination and Change-in-Control” on page 55 for more information on these arrangements.

•

Perquisites. Generally, the only perquisites we make available to our Named Executive Officers are reimbursement of financial and estate planning fees of up to $2,000 annually, enhanced long-term disability benefits, payment of relocation expenses and reimbursement of spousal travel expenses for certain Company events. We also provide reimbursement of annual executive health physical costs to our Chief Executive Officer.

Executive Stock Ownership Guidelines

Stock ownership guidelines for executives have been in place since 2001. The Committee monitors compliance with our stock ownership guidelines annually. Each executive has five years from the date he or she becomes subject to the stock ownership guidelines to meet his or her ownership guideline. If an executive is promoted and the target is increased, an additional three-year period is provided to meet the ownership guideline. For purposes of calculating stock ownership, we include unvested shares of restricted stock.

The table below sets forth certain information on our Named Executive Officers’ compliance with our stock ownership guidelines.

Named Executive Officer	Stock Ownership Guideline as of February 28, 2015(1)	% of Stock Ownership Guideline as of February 28, 2015
Joseph F. Puishys	5 times base salary	> 100%
James S. Porter	3 times base salary	> 100%
Patricia A. Beithon	3 times base salary	> 100%
John A. Klein	2 times base salary	> 100%
Gary R. Johnson	2 times base salary	> 100%

(1)	Shares are valued based on the average closing price of our common stock for the fiscal year.

Hedging Policy

Our Board of Directors believes that the interests of our executive officers and employees and members of our Board of Directors should be aligned with the interests of our shareholders. As a result, we have adopted a hedging policy that prohibits all employees and members of our Board of Directors from engaging in the purchase or sale of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities.

Clawback Policy

Our Board of Directors has adopted a policy regarding “clawbacks” of Named Executive Officer and other key executives’ performance-based short-term and long-term incentive compensation awards made on or after March 3, 2014. The policy provides the Board the discretion to clawback incentive compensation awarded or paid during the three-year period preceding the date of a restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

Section 162(m) Policy

Under Section 162(m) of the U.S. Internal Revenue Code of 1986, we must meet specified requirements related to our performance and must obtain shareholder approval of certain compensation arrangements in order for us to fully deduct compensation in excess of $1,000,000 paid to any of our Named Executive Officers, excluding our Chief Financial Officer. Our Executive MIP was approved by our shareholders in 2012 and includes specific performance criteria; therefore, annual incentive awards granted under our Executive MIP are deemed to meet the requirements of Section 162(m) and are not included in the $1,000,000 cap.

Our Amended and Restated 2002 Omnibus Stock Incentive Plan (the “2002 Omnibus Stock Incentive Plan”), and our Stock Incentive Plan have been approved by our shareholders. Therefore, compensation attributable to certain equity awards and other awards granted under those plans may be excluded from the $1,000,000 cap under Section 162(m) as well. Additionally, cash compensation voluntarily deferred by our executive officers under our Deferred Compensation Plan and Legacy Deferred Compensation Plan is not subject to the Section 162(m) cap until the year paid. Compensation paid in fiscal 2015 subject to the Section 162(m) cap is not expected to exceed $1,000,000 for any of our Named Executive Officers other than Mr. Puishys, whose compensation exceeded the $1,000,000 cap by $1,423,768, primarily due to the vesting of shares of a one-time, new hire time-based restricted stock award that vests over a five-year period beginning on August 22, 2011.

The Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, motivate and retain executive officers to manage our business in the best interests of our shareholders. As a result, the Committee may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of our Company and shareholders.

Compensation Risk Analysis

During fiscal 2015, the Committee, with the assistance of its independent compensation consultant, and management, assessed risk in our compensation plans, practices and policies, and all fiscal 2015 incentive compensation plans. In performing this risk assessment, the Committee considered: the mix of fixed and variable compensation; the mix of short-term and long-term incentive compensation; the retention awards to our Chief Executive Officer; the extent to which performance metrics are directly reflected in our audited financial statements or other objective reports; the relative weighting of the performance metrics; and the likelihood that achievement of performance metrics could have a material impact on our financial performance in succeeding fiscal periods. In addition, the Committee considered various compensation risk control mitigation features in our compensation plans, including balanced financial performance metrics, revenue, earnings and operational metrics; multiple financial performance metrics for our annual cash incentive and long-term cash-based incentive plans; different financial performance metrics for our annual cash incentive and long-term cash-based incentive plans; appropriate maximum caps on our annual cash incentive and long-term cash-based incentive plans; management stock ownership guidelines; and clawback and hedging policies. The Committee annually assesses the risk of our compensation programs, policies and practices. The Committee does not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.

Summary Compensation Table

The following table sets forth the total compensation for services in all capacities for fiscal 2015, 2014 and 2013 awarded to our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Joseph F. Puishys	2015	756,538		846,720	1,692,500	—	66,740	3,362,498
Chief Executive Officer	2014	664,615		535,997	2,183,771	—	68,327	3,452,710
and President	2013	625,961		500,004	1,200,000	—	78,381	2,404,346
James S. Porter	2015	393,570		189,603	402,031	—	41,939	1,027,143
Chief Financial	2014	383,113		184,501	894,302	—	28,890	1,490,806
Officer	2013	373,075		188,995	415,575	—	27,922	1,005,567
Patricia A. Beithon	2015	313,169		151,187	320,607	108,596	39,016	932,575
General Counsel	2014	300,364		144,675	663,586	2,527	27,813	1,138,965
and Corporate Secretary	2013	292,842		148,175	271,509	34,295	30,575	777,396
John A. Klein	2015	253,789		76,487	173,043	—	10,689	514,008
Senior Vice President,	2014	245,192		73,790	365,383	—	41,291	725,656
Operations and Supply	2013	203,077	(5)	225,608	149,244	—	87,167	665,096
Chain Management
Gary R. Johnson	2015	215,101		64,758	146,449	463	14,735	441,506
Vice President and	2014	209,720		46,323	217,209	598	14,427	488,277
Treasurer	2013	203,612		49,469	94,398	595	11,649	359,723

(1)

The amounts shown in this column represent the grant date fair value of the time-based restricted stock awards made in fiscal 2015, 2014 and 2013 to our Named Executive Officers. These amounts are calculated in accordance with FASB ASC Topic 718, based on the closing share price of our common stock on the date of grant. See Note 12 (Share-Based Compensation) to our fiscal 2015 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2015.

(2)

The amounts in this column for fiscal 2015 for our Chief Executive Officer represent the fiscal 2015 annual cash incentive award of $1,500,000 and fiscal 2015 CEO evaluation-based retention incentive of $192,500, which was deferred into our Deferred Compensation Plan and for our Other Named Executive Officers, only the fiscal 2015 annual cash incentive awards made pursuant to our Executive MIP.

The amounts in this column for fiscal 2014 represent the annual cash incentive awards earned for fiscal 2014 made pursuant to our Executive MIP and the full earned amount of the fiscal 2013 – 2014 cash-based performance awards for the two-year performance cycle made pursuant to our Stock Incentive Plan, reported in a single year as required by applicable SEC rules. Actual payments of earned fiscal 2013 – 2014 cash-based performance awards were made in two equal installments on May 2, 2014 and March 13, 2015.

The following table sets forth information with respect to fiscal 2014 non-equity incentive plan compensation for our Named Executive Officers.

Name	Fiscal Year	Annual Cash Incentive Awards Earned ($)	Two-Year Cash-Based Performance Awards Earned ($)
Joseph F. Puishys	2014	835,691	1,348,080
James S. Porter	2014	287,666	606,636
Patricia A. Beithon	2014	187,983	475,603
John A. Klein	2014	122,729	242,654
Gary R. Johnson	2014	65,648	151,561

For fiscal 2013, the amounts in this column represent only the fiscal 2013 annual cash incentive awards earned pursuant to our Executive MIP.

Our Executive MIP is discussed under the heading “Executive MIP” on page 33, and the fiscal 2015 annual cash incentive awards and fiscal 2015 CEO evaluation-based retention incentive made pursuant to such plan are discussed under the heading “Fiscal 2015 Annual Cash Incentive Payouts” on page 34, “Fiscal 2015 CEO Evaluation-Based Retention Incentive” on page 39, and “Grants of Plan-Based Awards” on page 46.

(3)

The following table shows each component of the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for each of our Named Executive Officers for fiscal 2015, 2014 and 2013.

Name	Fiscal Year	Change in Pension Value ($)	Above Market Earnings on Amounts Deferred Pursuant to our Legacy Deferred Compensation Plan ($)
Joseph F. Puishys	2015	—	—
	2014	—	—
	2013	—	—
James S. Porter	2015	—	—
	2014	—	—
	2013	—	—
Patricia A. Beithon	2015	108,495	101
	2014	2,396	131
	2013	34,165	130
John A. Klein	2015	—	—
	2014	—	—
Gary R. Johnson	2015	—	463
	2014	—	598
	2013	—	595

(4)	The following table shows each component of the “All Other Compensation” column for each of our Named Executive Officers for fiscal 2015.

Name	Perquisites ($)		Company Matching Contributions to Defined Contribution Plans ($)(a)	Dividends or Earnings on Stock Awards ($)(b)	Dividend Equivalents Paid on 2012 – 2014 Performance Share Units Earned ($)	Total All Other Compensation ($)
Joseph F. Puishys	3,838	(c)	9,840	53,062	—	66,740
James S. Porter	241	(d)	9,386	6,226	26,086	41,939
Patricia A. Beithon	1,140	(d)	12,321	4,915	20,640	39,016
John A. Klein	963	(d)	7,293	2,433	—	10,689
Gary R. Johnson	817	(d)	5,534	1,806	6,578	14,735

(a)

This column reports the amounts we set aside or accrued during fiscal 2015 under our 401(k) Retirement Plan and Employee Stock Purchase Plan as matching contributions on our Named Executive Officers’ contributions to such plans. Such contribution amounts are set forth in the table below. Our Named Executive Officers are eligible to participate in our 401(k) Retirement Plan and Employee Stock Purchase Plan on the same basis as all eligible employees.

Name	401(k) Retirement Plan Matching Contributions ($)	Employee Stock Purchase Plan 15% Matching Contributions ($)
Joseph F. Puishys	9,840	—
James S. Porter	7,826	1,560
Patricia A. Beithon	9,201	3,120
John A. Klein	7,293	—
Gary R. Johnson	5,534	—

(b)	This column represents dividends paid on unvested restricted stock.

(c)	Includes $2,000 for reimbursement of financial and estate planning fees, $1,140 in premiums for enhanced long-term disability insurance and $698 for reimbursement of spousal travel.

(d)	Includes premiums for enhanced long-term disability insurance.

(5)

Mr. Klein joined our Company as Senior Vice President, Operations and Supply Chain Management on April 30, 2012, and his fiscal 2013 salary is only for the portion of the fiscal year that he was our employee.

Grants of Plan-Based Awards

The following table sets forth information for our Named Executive Officers concerning the following plan-based awards made during fiscal 2015: (i) estimated possible payouts for fiscal 2015 annual cash incentive awards; (ii) estimated possible payouts for the fiscal 2015 CEO evaluation-based retention incentive; (iii) estimated possible payouts of the fiscal 2015 – 2016 cash-based performance awards; (iv) estimated possible payouts of the fiscal 2015 – 2016 CEO performance-based retention incentive; and (v) the grant date value of the time-based restricted stock awards.

Fiscal 2015 Grants of Plan-Based Awards

						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Estimated Possible Payouts under
		Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)		Target ($)	Maximum ($)
Joseph F. Puishys
Fiscal 2015 annual cash incentive award	4/29/2014	40,425		808,500	1,617,000	—	—
Fiscal 2015 – 2016 cash-based performance award	4/29/2014	308,000		1,848,000	3,696,000	—	—
Time-based restricted stock award	4/29/2014	—		—	—	27,000	846,720
Fiscal 2015 CEO evaluation-based retention incentive	6/25/2014	—	(4)	192,500	192,500	—	—
Fiscal 2015 – 2016 CEO performance-based retention incentive	6/25/2014	64,167		385,000	770,000	—	—
James S. Porter
Fiscal 2015 annual cash incentive award	4/29/2014	11,850		237,000	474,000	—	—
Fiscal 2015 – 2016 cash-based performance award	4/29/2014	94,800		568,800	1,137,600	—	—
Time-based restricted stock award	4/29/2014	—		—	—	6,046	189,603
Patricia A. Beithon
Fiscal 2015 annual cash incentive award	4/29/2014	9,450		189,000	378,000	—	—
Fiscal 2015 – 2016 cash-based performance award	4/29/2014	75,600		453,600	907,200	—	—
Time-based restricted stock award	4/29/2014	—		—	—	4,821	151,187
John A. Klein
Fiscal 2015 annual cash incentive award	4/29/2014	5,100		102,000	204,000	—	—
Fiscal 2015 – 2016 cash-based performance award	4/29/2014	38,250		229,500	459,000	—	—
Time-based restricted stock award	4/29/2014	—		—	—	2,439	76,487
Gary R. Johnson
Fiscal 2015 annual cash incentive award	4/29/2014	4,316		86,324	172,648	—	—
Fiscal 2015 – 2016 cash-based performance award	4/29/2014	32,372		194,229	388,458	—	—
Time-based restricted stock award	4/29/2014	—		—	—	2,065	64,758

(1)

These columns show the range of possible payouts under the fiscal 2015 annual cash incentive awards, fiscal 2015 – 2016 cash-based performance awards, fiscal 2015 CEO evaluation-based retention incentive and fiscal 2015 – 2016 CEO performance-based retention incentive. All of the fiscal 2015 annual cash incentive awards and the fiscal 2015 CEO evaluation-based retention incentive were made pursuant to our Executive MIP described under the heading “Executive MIP” on page 33. All of the fiscal 2015 annual cash incentive awards are based on results achieved against financial performance goals. The fiscal 2015 CEO evaluation-based retention incentive is based on the assessment by our Board of Mr. Puishys’ achievement of his individual business objectives for fiscal 2015 as reflected in the CEO’s fiscal 2015 annual performance evaluation conducted by our Board. All of the fiscal 2015 – 2016 cash-based performance awards to our Named Executive Officers and the fiscal 2015 – 2016 CEO performance-based retention incentive were made pursuant to our 2009 Stock Incentive Plan and are based on results achieved against financial performance goals over the two-year performance period. Since the two-year performance periods for the two-year performance-based awards and two-year CEO performance-based retention incentive do not overlap, there will be no two-year cash-based performance awards or two-year CEO performance-based retention incentive made in fiscal 2016.

Amounts shown in the “Threshold” column assume threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. Amounts shown in the “Target” and “Maximum” columns assume target and maximum performance levels, respectively, are achieved for all performance goals. The fiscal 2015 annual cash incentive award payouts and fiscal 2015 CEO evaluation-based retention incentive are included in the “Summary Compensation Table” on page 43 in the column titled “Non-Equity Incentive Plan Compensation” and described under the headings “Fiscal 2015 Annual Cash Incentive Payouts” on page 34 and “Fiscal 2015 CEO Evaluation-Based Retention Incentive” on page 39, respectively.

(2)

For our Named Executive Officers, these time-based restricted stock awards were based on performance during fiscal 2014 and vest in equal annual installments on the first three anniversaries of the grant date. Dividends or other distributions (whether cash, stock or otherwise) with respect to the shares of time-based restricted stock will be paid during the vesting period. In the event of total disability or death prior to the end of the vesting period, the shares of time-based restricted stock will be distributed at the end of the vesting period to the participant, or in the event of death, to his or her estate. Our time-based restricted stock program is described under “Time-Based Restricted Stock Awards” on page 36.

(3)

The fair value of the restricted stock awards was calculated by multiplying the number of shares of our common stock by $31.36, the closing price of our common stock on the NASDAQ Global Select Market on April 29, 2014, the date of the grant.

(4)	There is no threshold performance level for the fiscal 2015 CEO evaluation-based retention incentive.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards held by our Named Executive Officers as of February 28, 2015, the last day of fiscal 2015.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Joseph F. Puishys	8/22/2011(3)	450,512	8.34	8/22/2021	—	—
	—	—	—	—	62,350(4)	2,858,748
	—	—	—	—	10,837(5)	496,876
	—	—	—	—	14,024(6)	643,000
	—	—	—	—	27,000(7)	1,237,950
James S. Porter	—	—	—	—	4,312(8)	197,705
	—	—	—	—	4,827(6)	221,318
	—	—	—	—	6,046(7)	277,209
Patricia A. Beithon	4/25/2006(9)	16,939	15.77	4/25/2016	—	—
	5/01/2007(9)	14,946	24.19	5/01/2017	—	—
	4/29/2008(9)	17,104	21.59	4/29/2018	—	—
	—	—	—	—	3,381(8)	155,019
	—	—	—	—	3,785(6)	173,542
	—	—	—	—	4,821(7)	221,043
John A. Klein	—	—	—	—	1,563(10)	71,664
	—	—	—	—	1,931(6)	88,536
	—	—	—	—	2,439(7)	111,828
Gary R. Johnson	—	—	—	—	1,129(8)	51,765
	—	—	—	—	1,212(6)	55,570
	—	—	—	—	2,065(7)	94,680

(1)	The exercise price for all stock option and stock appreciation right (“SAR”) grants is 100% of the closing price of our common stock on the NASDAQ Global Select Market on the date of grant.

(2)

The market value is calculated by multiplying the closing price of $45.85 of our common stock on the NASDAQ Global Select Market on February 27, 2015, the last trading day of fiscal 2015, by the number of shares of restricted stock that had not vested as of February 28, 2015, the last day of fiscal 2015.

(3)	Represents a stock option award that vested in equal, annual installments on the first three anniversaries of the date of grant and has a 10-year term.

(4)	Represents an unvested time-based restricted stock award granted on August 22, 2011, which vests in five equal annual installments on the first five anniversaries of the date of grant.

(5)	Represents an unvested time-based restricted stock award granted on April 27, 2012, which vests in three equal annual installments on the first three anniversaries of the date of grant.

(6)	Represents an unvested time-based restricted stock award granted on April 30, 2013, which vests in three equal annual installments on the first three anniversaries of the date of grant.

(7)	Represents an unvested time-based restricted stock award granted on April 29, 2014, which vests in three equal annual installments on the first three anniversaries of the date of grant.

(8)	Represents an unvested time-based restricted stock award granted on April 26, 2012, which vests in three equal annual installments on the first three anniversaries of the date of grant.

(9)

Represents SARs that vested in equal annual installments on the first three anniversaries of the date of grant and have 10-year terms. Upon exercise of a SAR, the holder will receive the number of shares of our common stock with a total value equivalent to the difference between the exercise price of the SAR and the fair market value of our common stock on the date of exercise. In the event of total disability or death, all outstanding SARs become immediately exercisable for a period of 12 months following the date of total disability or death.

(10)	Represents an unvested time-based restricted stock award granted on April 30, 2012 that vests in three equal annual installments on the first three anniversaries of the date of grant.

Option Exercises and Stock Vested

The following table sets forth information on stock option and SAR award exercises and restricted stock awards vested during fiscal 2015 for each of our Named Executive Officers.

Fiscal 2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Joseph F. Puishys	—	—	49,023	(3)	1,661,614	(4)
James S. Porter	38,347	597,279	35,467	(5)	1,115,239	(6)
Patricia A. Beithon	17,411	503,526	28,271	(5)	888,945	(6)
John A. Klein	—	—	7,527	(3)	239,133	(7)
Gary R. Johnson	—	—	8,992	(5)	282,755	(6)

(1)

The value realized is the difference between the exercise price per share or SAR and the closing price of our common stock on the NASDAQ Global Select Market on the date of exercise multiplied by, in the case of a stock option, the number of shares acquired on exercise of the option or, in the case of a SAR, the number of SARs exercised.

(2)	The value realized is determined by multiplying the shares acquired on vesting by the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

(3)	Includes shares of time-based restricted stock that became vested and were distributed during fiscal 2015.

(4)

Calculated using the closing prices of $31.60, $31.77 and $35.17 on April 25, 2014, April 30, 2014 and August 22, 2014, respectively, for the shares of time-based restricted stock that became vested on April 27, 2014, April 30, 2014 and August 22, 2014, respectively.

(5)	Includes fiscal 2012 – 2014 performance share unit awards and shares of time-based restricted stock that became vested and were distributed during fiscal 2015.

(6)

Calculated using the closing prices of $31.60 on April 25, 2014 and $31.77 on April 30, 2014 for the shares of time-based restricted stock that became vested on April 26, 2014 and April 30, 2014, respectively, and $31.36 on April 29, 2014 for the fiscal 2012 – 2014 performance share units that became vested on April 29, 2014.

(7)	Calculated using the closing price of $31.77 on April 30, 2014 for shares of time-based restricted stock that became vested on April 30, 2014.

Retirement Plan Compensation

Legacy Officers’ Supplemental Executive Retirement Plan

Our Legacy Officers’ Supplemental Executive Retirement Plan (“Legacy SERP”) is a non-qualified, defined benefit retirement plan in which only six current or former members of senior management participate, including Ms. Beithon, who is our only Named Executive Officer who is a participant in the plan. Our Legacy SERP was amended in October 2008 so that no benefits will accrue to participants after December 31, 2008.

Benefits under our Legacy SERP are based on a participant’s highest average compensation for the five highest consecutive, completed calendar years of annual compensation during the last 10 years of employment. For purposes of calculating Legacy SERP benefits, compensation is divided into two categories: base salary and bonus compensation. Bonus compensation is the participant’s annual cash incentive compensation but does not include equity or deferred compensation (when received).

Benefits under our Legacy SERP are calculated as an annuity equal to a participant’s years of service to our Company multiplied by the sum of 2% of the their average monthly base salary and 4% of their average monthly bonus compensation, offset by benefits to be received under social security, our 401(k) Retirement Plan and our other defined contribution pension plans from contributions made by our Company. The maximum number of years of service that will be credited to any participant is 20 years. Benefits payable are generally a single life annuity unless the participant has made an election to receive a joint and survivor annuity or 10-year term certain and life annuity (both of which would be a reduced monthly benefit). A lump-sum payment is not available.

Under our Legacy SERP, the normal retirement age is 65 and a participant must be at least 55 years old to be eligible for benefits. If a participant retires from or terminates his or her employment with our Company on or after age 55 and elects to receive benefits prior to age 65, the participant’s monthly benefit will be reduced five-ninths of one percent for each of the first 60 months and five-eighteenths of one percent for each of the next 60 months by which the annuity starting date precedes the calendar month in which the participant would attain age 65.

Fiscal 2015 Pension Benefits Table

The following table shows the present value of accumulated benefits under our Legacy SERP as of February 28, 2015, the measurement date used in preparing our fiscal 2015 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2015, years of service credit and payments during fiscal 2015 for Ms. Beithon, our only Named Executive Officer who participates in our Legacy SERP. Our Chief Executive Officer is not a participant in our Legacy SERP.

Fiscal 2015 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Patricia A. Beithon	Legacy SERP	9	574,681	—

(1)

The present value of accumulated benefits is based on the assumptions used in determining our Legacy SERP benefit obligations and net periodic benefit cost for financial reporting purposes, except that no pre-retirement mortality assumption is used for these calculations. A complete description of the accounting policies and assumptions we used to calculate the present value of accumulated benefits can be found under Note 10 (Employee Benefit Plans – Officers’ Supplemental Executive Retirement Plan (SERP), Obligations and Funded Status of Defined-Benefit Pension Plans and Additional Information) to our fiscal 2015 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2015.

401(k) Retirement Plan

We provide our tax-qualified 401(k) Retirement Plan to substantially all of our U.S.-based, non-union employees and union employees at two of our manufacturing facilities, who are scheduled to work more than 1,000 hours in a plan year. A participating employee may elect to contribute up to 60% of eligible earnings on a pre-tax basis into his or her 401(k) Retirement Plan account. We make a matching contribution for all of our eligible U.S.-based, non-union employees equal to 100% of the first 1% and 50% of the next 5% of the eligible compensation that the employee contributes to the plan, and matching contributions are made by our Company for union employees according to the terms of union contracts. Our employees are fully vested in their own contributions and become fully vested in our matching contributions after three years of vesting service.

Non-Qualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management and other highly compensated employees of our Company and our subsidiaries. Approximately 160 of our employees, including our Named Executive Officers, were eligible to participate in our Deferred Compensation Plan for the 2013 calendar year, 165 were eligible for the 2014 calendar year and 188 are eligible for the 2015 calendar year. Our Deferred Compensation Plan allows for deferrals by participants of up to 75% of base salary and sales commissions, and up to 100% of bonuses and other cash or equity-based compensation approved by the Committee, and also provides that we may establish rules permitting a participant to defer performance-based compensation up to six months prior to the end of a performance period. There is no maximum dollar limit on the amount that may be deferred by a participant each year. A participant in our Deferred Compensation Plan may elect to have the participant’s account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more of 18 hypothetical investment fund options selected by the participant, which had investment returns ranging from -7.22% to 30.11% for calendar 2014. An Apogee common stock fund is not one of the investment options available under our Deferred Compensation Plan. Participants are permitted to change their investment elections at any time. We may also make discretionary contributions to a participant’s account under our Deferred Compensation Plan, and our Company will designate a vesting schedule for each such contribution. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts. Participants are entitled to receive a distribution from their account upon: a separation from service, a specified date, death, disability, retirement (as defined in our Deferred Compensation Plan), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under section 409A of the Internal Revenue Code. Distributions are in a lump sum, installments or a combination of lump sum with installments based upon the participant’s election as allowed under our Deferred Compensation Plan. Our Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee.

Legacy Deferred Compensation Plan

Our Legacy Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management or highly compensated employees of our Company and subsidiaries; however, in October 2010, the plan was amended to prohibit any future participant deferrals to the plan after our fiscal 2011. A participant in our Legacy Deferred Compensation Plan may choose to have his or her account credited with the applicable interest rate as set forth in the plan or credited with earnings and investment gains and losses by assuming the deferred amounts were invested in one or more of 18 hypothetical investment fund options selected by the participant, which had investment returns ranging from -7.22% to 30.11% for calendar 2014. For amounts deferred for plan years beginning on or after January 1, 2010, the applicable interest rate, which is not considered to be an “above-market” interest rate, is the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years. For amounts deferred for plan years beginning prior to January 1, 2010, the applicable interest rate, which may be considered to be an “above-market” interest rate, is the greater of the following rates: (i) the sum of one and one-half percent (1-1/2%) plus the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years; or (ii) one-half of the rate of Apogee’s after-tax return on beginning shareholders’ equity for the prior fiscal year. Our Legacy Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee. Distributions are in either a lump sum or installments.

Deferred Compensation Table

The table below provides information on our Named Executive Officers’ compensation earned with respect to fiscal 2015 and deferred under our Deferred Compensation Plan and Legacy Deferred Compensation Plan.

Fiscal 2015 Deferred Compensation

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)(1)		Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Joseph F. Puishys	Deferred Comp.	—		192,500	(2)	—	—	192,500	(2)
	Legacy Deferred Comp.	—		—		—	—	—
James S. Porter	Deferred Comp.	—		—		—	—	—
	Legacy Deferred Comp.	—		—		—	—	—
Patricia A. Beithon	Deferred Comp.	—		—		—	—	—
	Legacy Deferred Comp.	—		—		101	—	42,711	(3)
John A. Klein	Deferred Comp.	86,522	(2)	—		—	—	86,522	(2)
	Legacy Deferred Comp.	—		—		—	—	—
Gary R. Johnson	Deferred Comp.	—		—		—	5,245	10,815	(4)
	Legacy Deferred Comp.	—		—		463	—	194,960	(4)

(1)

Pursuant to SEC rules, all earnings on non-qualified deferred compensation during fiscal 2015 in excess of 4.04%, 120% of the applicable federal rate compounded annually, have been deemed “above-market earnings.” During fiscal 2015, the interest paid on amounts deferred for plan years beginning prior to January 1, 2010 pursuant to our Legacy Deferred Compensation Plan was 4.21%. These amounts are reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 43.

(2)	The amounts reported for Messrs. Puishys and Klein are reported in the “Summary Compensation Table” on page 43 in the “Non-Equity Incentive Plan Compensation” column.

(3)

The amount reported for Ms. Beithon is not reported in the “Summary Compensation Table” on page 43 because all of this amount was earned by her prior to fiscal 2013; however, all of this amount was reported in the “Summary Compensation Table” in the years earned.

(4)

The amounts reported for Mr. Johnson for our Deferred Compensation Plan and Legacy Deferred Compensation Plan are not reported in the “Summary Compensation Table” on page 43, as these amounts were earned by him prior to fiscal 2013; however, these amounts would have been reported in the “Summary Compensation Table” in the year earned, provided Mr. Johnson was a Named Executive Officer in such years.

Potential Payments Upon Termination or Following a Change-in-Control

Transitional Employment Agreement with Our Chief Executive Officer

In connection with Mr. Puishys joining our Company as Chief Executive Officer and President on August 22, 2011, we entered into a three-year transitional employment agreement that ended on August 22, 2014. The transitional employment agreement provides for a severance payment and certain other benefits if Mr. Puishys’ employment is terminated prior to August 22, 2016 by us without “Cause” (as defined in the transitional employment agreement) or by him for “Good Reason” (as defined in the transitional employment agreement). Mr. Puishys shall be entitled to severance equal in amount to one times the sum of Mr. Puishys’ annual base salary plus target annual bonus; a lump sum payment equal to an amount equivalent to the cost of insurance premiums sufficient to pay for the continuation of medical and dental insurance for 12 months; and automatic acceleration of any unvested signing bonus equity awards. The transitional employment agreement also prohibits Mr. Puishys from competing with our Company or soliciting our employees to leave their employment for a period of two years after termination of his employment with our Company.

Payments Made Upon Termination

Except for the transitional employment agreement entered into with Mr. Puishys, we do not have any employment agreements, employment arrangements or general severance plans covering our Named Executive Officers. Except as discussed below and under “Executive Benefits and Payments Upon Termination and Change-in-Control” on page 55 for Mr. Puishys, if the employment of any of our Other Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be owed to him or her, other than what the Named Executive Officer has accrued and is vested in under our benefit plans discussed above, including under the heading “Retirement Plan Compensation” on page 50. Any severance benefits payable to our Other Named Executive Officers not triggered by a change-in-control would be determined by the Compensation Committee at its discretion.

Except in connection with a change-in-control and as described under “Transitional Employment Agreement with Our Chief Executive Officer” above, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding equity awards.

Payments Made Upon Disability

Under the terms of the Apogee Enterprises, Inc. Short-Term and Long-Term Disability Plans, each of our Named Executive Officers who participates in such plans is eligible for a disability benefit. The level of benefit depends upon the disability plan selected by our Named Executive Officer. All of our Named Executive Officers have elected to participate in our enhanced Long-Term Disability Plan and are eligible for a disability benefit that is equal to 100% of his or her monthly base salary during the first three months of disability and 60% of his or her monthly base salary up to a maximum of $15,000 per month thereafter.

If the employment of any of our Named Executive Officers is terminated due to disability, the terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards.

Pursuant to the terms of the fiscal 2015 CEO evaluation-based retention incentive and fiscal 2015 – 2016 CEO performance-based retention incentive, Mr. Puishys will receive a pro-rata portion of such awards if his employment is terminated due to disability prior to the end of the “Retention Period” (as defined in such retention incentive agreements).

Payments Made Upon Death

The terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards in the event of the Named Executive Officer’s death.

Pursuant to the terms of the fiscal 2015 CEO evaluation-based retention incentive and fiscal 2015 – 2016 CEO performance-based retention incentive, Mr. Puishys’ estate will receive a pro-rata portion of the incentives in the event of his death prior to the end of the “Retention Period” (as defined in such retention incentive agreements).

Change-in-Control Severance Agreements

The Committee believes that offering a change-in-control program provides executive officers a degree of security in the event of a corporate transaction and allows for better alignment of executive officer and shareholder interests. We have entered into change-in-control severance agreements (the “CIC Severance Agreement”) with each of our Named Executive Officers. Our CIC Severance Agreement is designed to retain our executive officers and provide for continuity of management in the event of an actual or threatened “Change-in-Control of Apogee” (as defined in the CIC Severance Agreement).

Our CIC Severance Agreement contains a “double trigger” for benefits, which means that there must be both a Change-in-Control of Apogee and a termination of the executive’s employment for the provisions to apply. It provides that, in the event of a “Change-in-Control of Apogee,” each executive officer who is a party to an agreement will have specific rights and receive specified benefits if the executive officer is terminated without “Cause” (as defined in the CIC Severance Agreement) or the executive officer voluntarily terminates his or her employment for “Good Reason” (as defined in the CIC Severance Agreement) within two years after the “Change-in-Control of Apogee.” In these circumstances, Messrs. Puishys, Porter and Klein, and Ms. Beithon will each receive a severance payment equal to two times and Mr. Johnson at one time his or her annual base salary plus his or her annual cash incentive at target level performance for such fiscal year. In addition, all unvested options and restricted stock awards held by the executive officer that have not vested by the employment termination date will be immediately vested on such date. Our CIC Severance Agreement provides that, for a 12- or 24-month period following a “Change-in-Control of Apogee,” our Company will continue to provide medical and dental insurance coverage for the executive officer and the executive officer’s dependents or will reimburse the executive officer for the cost of obtaining substantially similar benefits. No benefits will be paid to the executive officer pursuant to the CIC Severance Agreement unless the executive officer executes and delivers to Apogee a release of claims.

We do not provide for a tax gross-up payment with respect to excise tax liability, if any, under Internal Revenue Code Section 4999 related to Section 280G excess parachute payments.

Our CIC Severance Agreements contain a “best-net-benefit” provision which provides that, in the event that payments under the agreements trigger excise tax for the executive officer, the executive officer has the option of either reducing the severance payment, if the net benefit is greater than paying the excise tax, or paying the excise tax himself or herself. To receive these severance benefits, the executive officer shall not: (1) solicit, directly or indirectly, any of our existing or prospective customers, vendors or suppliers for a purpose competitive to our business or to encourage such customers, vendors or suppliers to terminate business with us; (2) solicit, directly or indirectly, any of our employees to terminate his or her employment; or (3) engage in or carry on, directly or indirectly, in certain geographic markets a business competitive with our business.

The CIC Severance Agreements continue through December 31 of each year and provide for automatic extension for one-year terms prior to a Change-in-Control unless we give prior notice of termination.

The terms of the agreements for cash-based performance units provide that in the event of a Change-in-Control prior to the end of a performance period, the performance period is deemed to end on the date of the Change-in-Control and our Named Executive Officers are entitled to retain cash-based performance units, to the extent earned, as adjusted for the truncated performance period. The terms of the restricted stock agreements for awards made pursuant to our Stock Incentive Plan contain a “double trigger” for acceleration of vesting upon a Change-in-Control, which means that there must be both a Change-in-Control and the Named Executive Officer’s employment must be terminated by the Company without “Cause” (as defined in the restricted stock agreement) or by the Named Executive Officer for “Good Reason” (as defined in the restricted stock agreement) in order for all shares of restricted stock that have not vested by the Employment Termination Date to vest. The terms of the agreements for the fiscal 2015 CEO evaluation-based retention incentive and fiscal 2015 – 2016 CEO performance-based retention incentive provide that in the event of a change-in-control prior to the end of the “Retention Period” (as defined in such retention incentive agreements), the Retention Period will end on the date of the change-in-control and the award amount will be adjusted by the Committee in its sole discretion.

Executive Benefits and Payments Upon Termination and Change-in-Control

The table below shows potential payments to our Named Executive Officers upon certain terminations pursuant to agreement, disability, death and a change-in-control of our Company. The table below assumes that termination of employment or the change-in-control was effective as of February 27, 2015, the last trading day of fiscal 2015. The amounts shown are estimates of the amounts that would be paid to the executives upon termination of employment or the change-in-control, in addition to the base salary and bonus earned by our Named Executive Officers for fiscal 2015. We have not included payments or benefits that are fully vested and disclosed in the “Fiscal 2015 Pension Benefits” table on page 50 or “Fiscal 2015 Deferred Compensation” table on page 52. The actual amounts to be paid can only be determined at the actual time of a Named Executive Officer’s termination of employment.

Name	Type of Payment	Payments Upon Involuntary Termination Without Cause or Resignation for Good Reason Pursuant to Employment Agreement ($)		Payments Upon Disability ($)		Payments Upon Death ($)		Payments After a Change- in-Control without Termination ($)		Payments Upon Involuntary or Good Reason Termination After a Change-in-Control Occurs ($)
Joseph F. Puishys	Cash Severance Payment	1,578,500	(1)	—		—		—		3,157,000	(2)
	Health Insurance Benefits	12,595		—		—		—		25,189
	Reimbursement of Legal Costs	—		—		—		—		—	(3)
	Acceleration of Vesting
	Restricted Stock	2,858,748	(4)	5,236,574	(4)	5,236,574	(4)	—		5,236,574	(4)
	Cash-Based Perf. Awards	—		—	(5)	—	(5)	3,079,322	(6)	3,079,322	(6)
	CEO Evaluation-Based Retention Incentive	—		192,500	(7)	192,500	(7)	192,500	(7)	192,500	(7)
	CEO Performance-Based Retention Incentive	—		320,763	(8)	320,763	(8)	641,525	(8)	641,525	(8)
	Disability Payments	—		327,501	(9)	—		—		—

	Total	4,449,843		6,077,338		5,749,837		3,913,347		12,332,110

James S. Porter	Cash Severance Payment	—		—		—		—		1,264,000	(2)
	Health Insurance Benefits	—		—		—		—		34,759
	Reimbursement of Legal Costs	—		—		—		—		—	(3)
	Acceleration of Vesting
	Restricted Stock	—		696,232	(4)	696,232	(4)	—		696,232	(4)
	Cash-Based Perf. Awards	—		—	(5)	—	(5)	947,791	(6)	947,791	(6)
	Disability Payments	—		233,751	(9)	—		—		—

	Total	—		929,983		696,232		947,791		2,942,782

Patricia A. Beithon	Cash Severance Payment	—		—		—		—		1,008,000	(2)
	Health Insurance Benefits	—		—		—		—		2,038
	Reimbursement of Legal Costs	—		—		—		—		—	(3)
	Acceleration of Vesting
	Restricted Stock	—		549,604	(4)	549,604	(4)	—		549,604	(4)
	Cash-Based Perf. Awards	—		—	(5)	—	(5)	755,834	(6)	755,834	(6)
	Disability Payments	—		213,750	(9)	—		—		—

	Total	—		763,354		549,604		755,834		2,315,476

John A. Klein	Cash Severance Payment	—		—		—		—		714,000	(2)
	Health Insurance Benefits	—		—		—		—		34,759
	Reimbursement of Legal Costs	—		—		—		—		—	(3)
	Acceleration of Vesting
	Restricted Stock	—		272,028	(4)	272,028	(4)	—		272,028	(4)
	Cash-Based Perf. Awards	—		—	(5)	—	(5)	382,416	(6)	382,416	(6)
	Disability Payments	—		178,500	(9)	—		—		—

	Total	—		450,528		272,028		382,416		1,403,203

Gary R. Johnson	Cash Severance Payment	—		—		—		—		302,134	(1)
	Health Insurance Benefits	—		—		—		—		13,084
	Reimbursement of Legal Costs	—		—		—		—		—	(3)
	Acceleration of Vesting
	Restricted Stock	—		202,015	(4)	202,015	(4)	—		202,015	(4)
	Cash-Based Perf. Awards	—		—	(5)	—	(5)	323,644	(6)	323,644	(6)
	Disability Payments	—		151,062	(9)	—		—		—

	Total	—		353,077		202,015		323,644		840,877

(1)	Equals the sum of his (a) annual base salary as of February 27, 2015, and (b) fiscal 2015 annual cash incentive award at target level performance.

(2)	Equals the sum of (a) two times his or her annual base salary as of February 27, 2015, and (b) two times his or her fiscal 2015 annual cash incentive award at target level performance.

(3)	We will pay legal fees and expenses incurred to obtain or enforce any right or benefit under his or her CIC Severance Agreement.

(4)

Includes time-based restricted stock awards, which would vest upon an assumed occurrence on February 27, 2015 of one of the following events: (a) termination without “Cause” or resignation for “Good Reason” pursuant to employment agreement; (b) disability; (c) death; (d) termination following a Change-in-Control. The amount in this table represents such aggregate number of shares multiplied by the closing price ($45.85) of our common stock on the NASDAQ Global Select Market on February 27, 2015, the last trading day of fiscal 2015.

(5)

In the event employment is terminated due to retirement, disability or death prior to the end of the performance period for cash-based performance awards, our Named Executive Officer, or his or her estate, as applicable, will be entitled to retain and receive a prorated portion (based on the amount of time elapsed between the beginning of the performance period and the date of termination) of the cash-based performance awards at the end of the performance period to the extent earned.

(6)

The amount represents the payout of cash-based performance awards assuming the performance period ended upon the assumed occurrence on February 27, 2015 (one day before the end of the first year in the two-year performance period) of one of the following events: (a) a Change-in-Control without termination; or (b) termination following a Change-in-Control.

(7)

The amount represents the payout of the fiscal 2015 CEO evaluation-based retention incentive assuming that the performance period and retention period ended upon the assumed occurrence on February 27, 2015 of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(8)

The amount represents the payout of the fiscal 2015 – 2016 CEO performance-based retention incentive assuming the performance period and retention period ended upon the assumed occurrence on February 27, 2015 (one day before the end of the first year in the two-year performance period) of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(9)

This amount represents the annual disability payments during the first year of disability. Annual disability payments after the first year of disability would be as follows: for Mr. Puishys, $180,000; for Mr. Porter, $180,000; for Ms. Beithon, $180,000; for Mr. Klein, $153,000; and for Mr. Johnson, $129,480.

PROPOSAL 2: ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the SEC.

We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. We believe that our executive compensation program is structured in the best manner possible to support our Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

•	Alignment of management’s interests with our shareholders’ interests to support long-term value creation through our equity compensation programs and share ownership guidelines;

•	Pay-for-performance, which is demonstrated by linking annual cash incentives and long-term incentives to key financial measures;

•	Providing a flexible compensation package that reflects the cyclical nature of our business and fairly compensates our executives over our business cycle; and

•

Linking compensation to market levels of compensation paid to executive officers in the competitive market so that we can attract, motivate and retain executives who are able to drive the long-term success of Apogee.

We believe our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with our shareholders’ long-term interests. Our executive compensation program is designed to motivate our executives, drive desirable behaviors, be competitive, promote retention and reward successful performance. We ask for your support for the reasons listed below.

•

Our compensation programs are substantially tied to achievement of our key business objectives. A significant portion of each Named Executive Officer’s potential total annual cash compensation and long-term compensation is at risk and linked to our operating performance.

•	Our compensation programs are designed to take into account the cyclical nature of our business and to fairly compensate our executives over the commercial construction cycle.

•

Our compensation programs for executive officers deliver a significant portion of potential total compensation in the form of equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executive officers.

•	We have stock ownership guidelines for our executive officers.

•	We offer very limited perquisites to our executive officers and do not provide tax reimbursement or “gross-ups” on perquisites.

•	Each of our Named Executive Officers is expected to demonstrate exceptional individual performance in order to continue serving as a member of the executive team.

•	We continue to refine our executive compensation program to reflect evolving executive compensation practices.

We believe that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Apogee’s Named Executive Officers, as disclosed in Apogee’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

This advisory vote on executive compensation is not binding on Apogee, our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2016 Annual Meeting of Shareholders.

Our Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers described in this proxy statement. Proxies will be voted FOR adoption of the resolution unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

Our Audit Committee oversees our financial reporting process (including our system of financial controls and internal and external auditing procedures) on behalf of our Board; oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices; assesses and establishes policies and procedures to manage our financial reporting risk; and assesses our compliance with financial covenants in our debt instruments. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

Our financial statements for the fiscal year ended February 28, 2015 were audited by Deloitte & Touche LLP, an independent registered public accounting firm.

Our Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm. Our Audit Committee has discussed with our independent registered public accounting firm the matters required by Auditing Standard No. 16, (“Communications with Audit Committees”), as adopted by the U.S. Public Company Accounting Oversight Board (the “PCAOB”). In addition, our Audit Committee received from our independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with our Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the firm’s independence.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2015, for filing with the SEC.

Audit Committee of the

Board of Directors of Apogee

Robert J. Marzec, Chair

John T. Manning

Donald A. Nolan

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

For fiscal 2015 and 2014, we incurred the fees shown in the following table for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$1,401,700	$1,348,000
Audit-Related Fees(2)	29,000	63,000
Tax Fees(3)	232,200	332,900
Total	$1,662,900	$1,743,900

(1)

Audit fees consisted primarily of audit work performed in preparation of our annual financial statements, audit of internal controls over financial reporting, review of the quarterly financial statements included in our quarterly reports on Form 10-Q and review of other SEC filings for fiscal 2015 and 2014.

(2)

Audit-related fees primarily include fees for audits of our employee benefit plans during fiscal 2015, and acquisition-related financial due diligence services and audits of our employee benefit plans during fiscal 2014.

(3)	Tax fees for fiscal 2015 and 2014 consisted of $57,000 and $49,000, respectively, for U.S. and foreign tax return reviews and $175,200 and $283,900, respectively, for miscellaneous tax consultations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by Our Independent Registered Public Accounting Firm

Consistent with policies of the SEC regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee established a policy to require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. As permitted by regulations of the SEC, our Audit Committee delegated the authority to pre-approve services provided by our independent registered public accounting firm to the Chair of our Audit Committee, who reports any pre-approval decisions to our Audit Committee at its next regularly scheduled meeting.

All of the services provided by our independent registered public accounting firm in fiscal 2015 and 2014, including services related to the audit-related fees and tax fees described above, were approved by our Audit Committee under its pre-approval policy.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2016, subject to a satisfactory performance evaluation of our fiscal 2015 audit. Deloitte & Touche LLP has served as our independent registered public accounting firm since fiscal 2003. Deloitte & Touche LLP reports to our Audit Committee.

While it is not required to do so, our Board of Directors is submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending February 27, 2016 to our shareholders for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, our Audit Committee may reconsider its appointment.

A representative of Deloitte & Touche LLP will be present at our 2015 Annual Meeting of Shareholders and will be afforded the opportunity to make a statement and to respond to questions.

Our Audit Committee of our Board of Directors recommends that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2016. Proxies will be voted FOR the proposal unless otherwise specified.

FREQUENTLY ASKED QUESTIONS

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon matters outlined in the Notice of Annual Meeting of Shareholders. These matters include (i) election of three directors, (ii) non-binding advisory vote to approve Apogee’s executive compensation, as disclosed in the proxy statement and (iii) ratification of the appointment of our independent registered public accounting firm. We will also consider any other business that may be properly presented at the meeting.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR each of the nominees for director;

•	FOR the Say on Pay Proposal; and

•

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February  27, 2016, subject to a satisfactory performance evaluation on our fiscal 2015 audit.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our fiscal 2015 Annual Report to Shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice.

How can a shareholder get a copy of the Company’s 2015 Annual Report on Form 10-K?

We have sent to our shareholders the Notice containing instructions on how to access via the Internet our 2015 proxy statement and our Annual Report to Shareholders for the fiscal year ended February 28, 2015, which includes a copy of our Annual Report on Form 10-K filed with the SEC for the fiscal year ended February 28, 2015. Shareholders who received a paper copy of our 2015 proxy statement were also sent a copy of our Annual Report to Shareholders for the fiscal year ended February 28, 2015. Shareholders who wish to obtain additional copies of our Annual Report on Form 10-K may do so without charge by contacting us through one of the following methods:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435

How do I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view the proxy materials for our annual meeting on the Internet.

Our proxy statement and 2015 Annual Report to Shareholders, including our Annual Report on Form 10-K, are available at www.proxyvote.com.

Who is entitled to vote at the meeting?

Our Board of Directors has set May 4, 2015 as the record date for the annual meeting. If you were a shareholder of record at the close of business on May 4, 2015, you are entitled to notice of and to vote at the annual meeting.

As of the record date, 29,193,611 shares of common stock, par value $0.33-1/3, were issued and outstanding and, therefore, eligible to vote at the annual meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, 29,193,611 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Amended and Restated By-laws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting;

•	you have properly submitted a proxy via the Internet or by mail, even if you abstain from voting on one or more matters; or

•

you hold your shares in street name (as discussed under “What is the difference between a shareholder of record and a “street name” holder?” on page 64) and you did not provide voting instructions to your broker and your broker uses its discretionary authority to vote your shares on the ratification of the appointment of our independent registered public accounting firm.

How do I vote my shares?

Your vote is important. Because most shareholders do not attend the meeting in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record, you can give a proxy to be voted at the meeting in either of the following ways:

•	electronically via the Internet by following the “Vote by Internet” instructions on the Notice or, if you received paper copies of our proxy materials, the enclosed proxy card; or

•	by completing, signing and mailing the proxy card (if you received paper copies of our proxy materials).

The Internet voting procedure has been set up for your convenience. The procedure has been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy via the Internet, please refer to the specific instructions provided on the Notice or, if you received paper copies of our proxy materials, the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card in the enclosed postage-paid envelope to us before the annual meeting. If you are an employee and received our 2015 proxy materials electronically via the Internet at your company email address, you will only be able to give a proxy to be voted at the meeting electronically via the Internet as described under “How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?” on page 64.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or other nominee how to vote your shares.

If you properly submit your proxy via the Internet or return your executed proxy by mail and do not revoke your proxy, it will be voted in the manner you specify.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate someone a proxy, you may also direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Three of our executive officers, Joseph F. Puishys, James S. Porter and Patricia A. Beithon, have been designated as the proxies to cast the votes of our shareholders at our 2015 annual meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by the broker, bank, trust or other nominee. Please refer to “How do I vote my shares?” on page 63.

How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?

If you hold any shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, your Internet proxy vote or completed proxy card will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least one day prior to the annual meeting in order to count. In accordance with the terms of our 401(k) Retirement Plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least one day prior to the annual meeting. If you are a participant in our Employee Stock Purchase Plan, the plan custodian cannot vote your shares unless it receives timely instructions from you.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee and have a company email address, you will receive our 2015 proxy statement and 2015 Annual Report to Shareholders electronically at your company email address instead of receiving paper copies of these documents or the Notice in the mail. The email will provide instructions and a control number to use to provide voting instructions to the plan trustee via the Internet. If you receive our 2015 proxy statement and 2015 Annual Report to Shareholders electronically, you may only provide voting instructions to the plan trustee via the Internet and you will not receive a proxy card that can be returned by mail.

If you are an employee who received our 2015 proxy statement and 2015 Annual Report to Shareholders electronically and you wish to receive a paper copy of these materials, you should contact:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice or proxy card, it means that you hold shares registered in more than one account in different names or variations of your name. To ensure that all of your shares are voted, if you submit your proxy vote via the Internet, vote once for each Notice or proxy card you receive, or sign and return each proxy card.

You may prefer to hold your shares in more than one account, and you are welcome to do so. However, some multiple accounts are unintentional and will occur if one stock purchase is made with a middle initial and a subsequent purchase is made without a middle initial. Please contact our Investor Relations Department at IR@apog.com or (877) 752-3432 (telephone) for information on how to merge your accounts.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

With respect to the election of directors, in accordance with Minnesota law, the nominees for election as Class II directors will be elected by a plurality of the votes cast at the annual meeting. This means that since shareholders will be electing three Class II directors, the three nominees for Class II director receiving the highest number of votes will be elected.

As provided in our Corporate Governance Guidelines, if a majority of our shares that are voted at the meeting are designated to be “withheld” from a director nominee’s election, then such nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for consideration. Our Nominating and Corporate Governance Committee will evaluate the best interests of Apogee and our shareholders and recommend to our Board of Directors the action to be taken with respect to that director’s offered resignation.

With respect to the Say on Pay Proposal and the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required for the approval of those proposals (provided that the total number of shares voted in favor of the proposal constitutes more than 25% of our outstanding shares).

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Say on Pay Proposal and the ratification of the appointment of our independent registered public accounting firm.

If you submit your proxy but ABSTAIN from voting or WITHHOLD authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter from which you abstained from voting or withheld authority to vote.

If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. We will not count WITHHOLD authority as either for or against a director nominee, so WITHHOLD authority has no effect on the election of a director; however, if a majority of our shares that are voted at the meeting are designated WITHHOLD authority from a director nominee’s election, then such director nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for consideration, as described under “What vote is required for the election of directors or for a proposal to be approved?” on page 65.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be considered “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be represented at the meeting for purposes of calculating the vote with respect to such matter or matters. This effectively reduces the number of shares needed to approve such matter or matters. Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors or Say on Pay Proposal if your broker or other nominee does not receive voting instructions from you.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our tabulating agent, will tabulate the votes and act as independent inspector of election.

How does our Board of Directors recommend that I vote?

Our Board of Directors recommends a vote:

•	FOR all of the director nominees;

•	FOR the Say on Pay Proposal; and

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2016.

What if I do not specify how I want my shares voted?

If you submit your proxy via the Internet or a signed proxy card and do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the director nominees;

•	FOR the Say on Pay Proposal;

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2016; and

•	in the discretion of the persons named in the proxy on any other matters that properly come before the meeting and as to which we did not have knowledge prior to February 25, 2015.

Can I change my vote after submitting my proxy or voting instructions?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting a later-dated proxy to our Corporate Secretary;

•	by submitting a later-dated proxy via the Internet; or

•	by voting in person at the meeting.

If you hold your shares in street name, you should contact your broker, bank, trust or other nominee for information on how to revoke your voting instructions and provide new voting instructions.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may revoke your proxy and change your voting instructions at any time, but not less than one day before the annual meeting, in any of the following ways:

•	by sending a written notice of revocation to the plan trustee or plan custodian;

•	by submitting a later-dated voting instruction or proxy to the plan trustee or plan custodian; or

•	by submitting a later-dated voting instruction or proxy via the Internet.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote via the Internet, by mail or in person, (1) all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder; and (2) voting tabulations are performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid government-issued picture identification, such as a driver’s license or passport, and proof of stock ownership, before being admitted to the meeting. If you hold your shares in street name through a broker, bank, trust or other nominee, you may also be required to present a statement reflecting your stock ownership as of the record date.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers and other nominees for forwarding proxy materials to the beneficial owners of our shares.

We are soliciting proxies primarily by mail and email. In addition, some of our officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview, email or telegram. These individuals will receive no additional compensation for these services.

Will any other business be considered at the meeting?

Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement. Our By-laws provide that a shareholder may present a proposal at the annual meeting that is not included in the proxy statement only if proper written notice is provided to us. No shareholder has given the timely notice required by our By-laws in order to present a proposal at the annual meeting. However, if other matters properly come before the meeting, it is the intention of the persons named as proxies to vote on those matters in the best interests of Apogee and its shareholders.

How can a shareholder present a proposal at the 2016 Annual Meeting?

Any shareholder wishing to have a proposal considered for inclusion in our proxy statement for our 2016 Annual Meeting of Shareholders must submit the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders in accordance with all applicable rules and regulations of the SEC no later than January 15, 2016.

Under our Amended and Restated By-laws, a shareholder proposal not included in our proxy statement for the 2016 Annual Meeting of Shareholders is untimely and may not be presented in any manner at the 2016 Annual Meeting of Shareholders unless the shareholder wishing to make the proposal follows the notice procedures set forth in our Amended and Restated By-laws, including delivering notice of the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 27, 2016.

How can I communicate with our Board of Directors?

Subject to reasonable constraints of time, topics and rules of order, you may direct comments to or ask questions of our Chair of the Board or Chief Executive Officer during our 2015 Annual Meeting of Shareholders. In addition, you may communicate directly with any director by writing to:

Apogee Directors Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435 Attention: Corporate Secretary Directors@apog.com

Our Corporate Secretary will promptly forward to our Board of Directors or the individually named directors all relevant written communications, as specified in our Corporate Governance Guidelines, received at the above addresses.

What is “householding” of proxy materials?

The SEC rules allow a single copy of the Notice of Internet Availability of Proxy Materials or proxy statement and Annual Report to Shareholders for the fiscal year ended February 28, 2015 to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Apogee notices, proxy statements and annual reports, delivering single copies of such documents to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notice or proxy statement and annual report, or if you are receiving multiple copies of documents and wish to receive only one, please notify your broker. We will promptly deliver upon written or oral request a separate copy of our Notice, proxy statement and/or Annual Report to Shareholders for the fiscal year ended February 28, 2015 to a shareholder at a shared address to which a single copy of any such document was delivered. For copies of these documents, shareholders should write to our Investor Relations Department at the address listed above, or call (877) 752-3432.

By Order of the Board of Directors,

Patricia A. Beithon
General Counsel and Corporate Secretary

Dated: May 8, 2015

4400 West 78th Street Suite 520 Minneapolis, MN 55435

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — –

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	BERNARD P. ALDRICH 02 JOHN T. MANNING 03 JOSEPH F. PUISHYS

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION.					☐	☐	☐
3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 27, 2016.					☐	☐	☐
NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

Annual Meeting of Shareholders

APOGEE ENTERPRISES, INC.

June 25, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOSEPH F. PUISHYS, JAMES S. PORTER and PATRICIA A. BEITHON as Proxies, each with the power to appoint his or her substitute, and hereby authorizes any one of them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Apogee Enterprises, Inc. (“Apogee”) held of record by the undersigned on May 4, 2015, at the Annual Meeting of Shareholders of Apogee to be held on June 25, 2015, or any adjournment thereof, and hereby revokes all former Proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

If you are a participant in the Apogee Employee Stock Purchase Plan, this card directs Computershare Shareowner Services LLC, as the Plan Administrator, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account for which it has received direction by 11:59 A.M. Eastern Time on June 23, 2015. The Plan Administrator cannot vote the shares unless it receives timely direction from you.

If you are a participant in the Apogee 401(k) Retirement Plan, this card directs Principal Trust Company, as Trustee for the Plan, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account. The Trustee will vote, with regard to the Plan, shares of Apogee Common Stock for which it has not received direction by 11:59 A.M. Eastern Time on June 23, 2015 in the same proportion as directed shares are voted, unless contrary to ERISA or unless contrary to applicable law.

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 25, 2015

Meeting Information
Meeting Type: Annual Meeting
APOGEE ENTERPRISES, INC.	For holders as of: May 04, 2015
	Date: June 25, 2015	Time: 9:30 AM CDT
Location: Apogee Enterprises, Inc.
4400 West 78th Street
Suite 520 Minneapolis, MN 55435

4400 West 78th Street Suite 520 Minneapolis, MN 55435	You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report        2. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow  è  (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow  è  (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 11, 2015 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow  è  available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote FOR the following: 1. Election of Directors
Nominees
01 BERNARD P. ALDRICH 02 JOHN T. MANNING 03 JOSEPH F. PUISHYS

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION.

3. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 27, 2016.

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.